Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
among
DDi CORP.,
DDi ACQUISITION CORP.,
SOVEREIGN CIRCUITS, INC.
and
CERTAIN SHAREHOLDERS
of Sovereign Circuits, Inc.
Dated as of August 8, 2006

i

EXHIBITS
Exhibit 7.02(e):	Required Consents
Exhibit 7.02(j):	Employees
Exhibit 7.02(l):	Ohio Counsel Legal Opinion
Exhibit 10.02(a)-IA:	Form of Indemnification Agreement
Exhibit 10.02(a)-NC:	Form of Non-Competition and Non-Solicitation Agreement
Exhibit 10.02(a)-PE:	Permitted Encumbrances

          AGREEMENT AND PLAN OF MERGER, dated as of August 8, 2006 (this “Agreement”), among DDi Corp., a Delaware corporation (“Parent”), DDi Acquisition Corp., an Ohio corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), Sovereign Circuits, Inc., an Ohio corporation (the “Company”), Beverly John Berryman, Hugh David Turner and Carole Fahy (the “English Trustees”), as trustees of a settlement dated December 21, 1965 and made between Herbert Anthony Cann (1) Kenneth Robert Woodford and John Michael Geoffrey Andrews (2) and a Deed of Appointment dated October 6, 1976 by Kenneth Robert Woodford and Michael Geoffrey Andrews, together a trust formed under English law (collectively, the “English Trust”), Beverly John Berryman, Hugh David Turner and Carole Fahy (the “Bermuda Trustees”), as trustees of a settlement dated September 10, 1985 and made between Tonio Christian Hoch as settlor and Bermuda Trust Company Limited as original trustee, which is a trust established under Bermuda law and known as the “Hoch Settlement” (the “Bermuda Trust”), and Robert Q. Buss, an individual (collectively with the English Trustees and the Bermuda Trustees, the “Shareholders”, and, collectively with Parent, Merger Sub and the Company, the “Parties”).
          WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Ohio (the “OGCL”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the “Merger”);
          WHEREAS, the Board of Directors of Parent (the “Parent Board”) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders and has approved and adopted this Agreement, the Merger and the other Transactions (as defined below); and
          WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its shareholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other Transactions and (ii) has recommended the approval and adoption of this Agreement by the shareholders of the Company;
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby the Parties hereby agree as follows:
ARTICLE I
THE MERGER
          SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the OGCL, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company. As a result of the

Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
          SECTION 1.02 Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the Parties shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in any case, the “Certificate of Merger”) with the Secretary of State of the State of Ohio, in such form as is required by, and executed in accordance with, the relevant provisions of the OGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the Parties and specified in the Certificate of Merger) being the “Effective Time”). Immediately prior to such filing of the Certificate of Merger, a closing (the “Closing”) shall be held at the offices of Paul, Hastings, Janofsky & Walker LLP, 695 Town Center Drive, Costa Mesa, California 92626, or such other place as the Parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.
          SECTION 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the OGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all Liabilities (as defined below), restrictions, disabilities and duties of each of the Company and Merger Sub shall become the Liabilities, restrictions, disabilities and duties of the Surviving Corporation.
          SECTION 1.04 Organizational Documents. (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; provided, however, that, at the Effective Time, Article FIRST of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is Sovereign Circuits, Inc.”
          (b Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Regulations (as defined below) of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Regulations of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Regulations.
          SECTION 1.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Regulations of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or approval.
          SECTION 1.06 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments,

assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
ARTICLE II
MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES; ESCROW
          SECTION 2.01 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, subject to the other provisions of this Article II:
          (a) each share of common stock, without par value, of the Company (“Company Common Stock” and all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Common Shares”) issued and outstanding immediately prior to the Effective Time (other than any Common Shares to be canceled pursuant to Section 2.01(c) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive:
     (i) for each such share of Company Common Stock with respect to which an election to receive shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) has been effectively made, and not revoked or lost, pursuant to Section 2.05 (a “Share Election”), and for each such share of Company Common Stock with respect to which a Share Election is deemed to have been made pursuant to Section 2.05(d), the right to receive 12.407 fully paid and nonassessable shares of Parent Common Stock (the “Stock Consideration”); and
     (ii) for each such share of Company Common Stock with respect to which an election to receive cash has been effectively made, and not revoked or lost, pursuant to Section 2.05 (a “Cash Election”), the right to receive $100 in cash, without interest (the “Common Cash Consideration”);
          (b) each share of Series A Preferred Stock, par value $100 per share (“Company Preferred Stock”, all issued and outstanding shares of Company Preferred Stock being hereinafter collectively referred to as the “Preferred Shares” and together with the Common Shares the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Preferred Shares to be canceled pursuant to Section 2.01(c) and any Dissenting Shares) shall be canceled and shall be converted automatically, subject to Section 2.02, into the right to receive $105 in cash, without interest (together with amounts payable pursuant to Section 2.01(a)(ii) the “Cash Consideration” and all of the amounts payable and shares issuable pursuant to Section 2.01(a) being the “Merger Consideration”);

          (c) each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and
          (d) each share of common stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.
          SECTION 2.02 Exchange of Certificates. (a) Exchange Agent. Parent shall deposit, or shall cause to be deposited, with Mellon Investor Services LLC or such other bank or trust company that may be designated by Parent and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.01 as of the Effective Time, and cash constituting the Cash Consideration and cash from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.02(e) (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Parent Common Stock and Cash Consideration contemplated to be issued or paid, as applicable, pursuant to Section 2.01 out of the Exchange Fund. Except as contemplated by Section 2.02(g) and Section 2.07(c)(ii), the Exchange Fund shall not be used for any other purpose.
          (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of each Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock, if any, which such holder has the right to receive in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder), subject to Section 2.07 and less the portion of the Stock Consideration which is to be held in escrow pursuant to Section 2.08, (y) that amount of Cash Consideration, if any, which such holder has the right to receive in respect of the Shares formerly represented by such Certificate, subject to Section 2.07 and less the portion of the Cash Consideration which is to be held in escrow pursuant to Section 2.08, and (z) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled, if any, pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, an applicable amount of Cash Consideration, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, an amount of Cash Consideration, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).
          (c Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no portion of the Cash Consideration or cash payment in lieu of any fractional shares shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate.
          (d No Further Rights in Company Stock. All shares of Parent Common Stock issued upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.
          (e No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash (without interest and subject to the amount of any withholding taxes as contemplated in Section 2.02(i)) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Parent Stock Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.02(b) and (c).
          (f Adjustments to Per Share Stock Consideration. The number of shares of Parent Common Stock which each share of Company Common Stock shall be converted into the right to receive in accordance with Section 2.01(a) shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.
          (g Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Common Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Common Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for the shares of Parent Common Stock, an amount of Cash Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.02(e) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 2.02(c). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
          (h No Liability. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.
          (i Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.
          (j Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, a portion of the Cash Consideration, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).
          SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the

Exchange Agent or Parent for any reason shall be converted into shares of Parent Common Stock, a portion of the Cash Consideration, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).
          SECTION 2.04 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the OGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing payment of the fair cash value for such Shares in accordance with Section 1701.85 of the OGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such shareholders shall be entitled to receive payment of the fair cash value of such Shares held by them in accordance with the provisions of such Section 1701.85, except that all Dissenting Shares held by shareholders who effectively shall have withdrawn or lost their rights to fair cash value of such Shares under such Section 1701.85 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.02, of the certificate or certificates that formerly evidenced such Shares.
          (b The Company shall give Parent (i) prompt notice of any demands for fair cash value received by the Company, withdrawals of such demands, and any other instruments served pursuant to the OGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair cash value under the OGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for fair cash value or offer to settle or settle any such demands.
          SECTION 2.05 Elections. (a) Each Person who, on or prior to the Election Date referred to in Section 2.05(b), is a record holder of shares of Company Common Stock shall be entitled, with respect to all or any portion of such shares, to make an unconditional Share Election or an unconditional Cash Election, in each case specifying that number of shares of Company Common Stock such holder desires to have converted into the Stock Consideration and that number of shares of Company Common Stock such holder desires to have converted into the Cash Consideration, as applicable, on or prior to such Election Date, on the basis hereinafter set forth.
          (b Parent shall prepare a form of election, which form shall be subject to the reasonable approval of the Company (the “Form of Election”) and shall be mailed to the record holders of Company Common Stock as of the record date for the Company Shareholders’ Meeting (as defined below), which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to receive the Stock Consideration or the Cash Consideration, as applicable, for any or all shares of Company Common Stock held by such holder. The Company shall use its commercially reasonable efforts to make the Form of Election available to all persons who become record holders of Company Common Stock during the period between such record date and the Election Date. Any such holder’s election to receive the Stock Consideration or the Cash Consideration, as applicable, shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., California time, on the business day immediately preceding the date of the Company Shareholders’ Meeting (the “Election Date”), a Form of Election properly completed and signed and accompanied by Certificates for the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of the Company.
          (c Any Form of Election may be revoked, by the shareholder who submitted such Form of Election to the Exchange Agent, only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., California time, on the Election Date or (ii) after such time, if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned. If a Form of Election is revoked, the Certificate or Certificates for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned to the shareholder that submitted the same to the Exchange Agent.
          (d The determination of the Exchange Agent in its sole discretion shall be binding as to whether or not elections to receive the Stock Consideration or the Cash Consideration have been properly made or revoked pursuant to this Section 2.05 with respect to shares of Company Common Stock and when elections and revocations were received by it. If no Form of Election is received with respect to shares of Company Common Stock, or if the Exchange Agent determines that any election to receive the Stock Consideration was not properly made with respect to shares of Company Common Stock, the holder of such shares shall be treated by the Exchange Agent as having submitted a Stock Election with respect to such shares and, subject to Section 2.06, such shares shall be converted at the Effective Time into the right to receive the Stock Consideration. The Exchange Agent shall also make all computations as to the proration contemplated by Section 2.06, and absent manifest error any such computation shall be conclusive and binding on the holders of shares of Company Common Stock. The Exchange Agent may, with the mutual agreement of Parent and the Company, make such rules as are consistent with this Section 2.05 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections and the provisions of this Section 2.05.
          SECTION 2.06 Proration. (a) As is more fully set forth below, the maximum aggregate amount of cash to be paid to holders of Company Preferred Stock and Company Common Stock pursuant to this Article II shall be equal to $5,622,474, consisting of $827,295 to be paid to holders of Company Preferred Stock and up to $4,795,179 to be paid to holders of Company Common Stock (the “Common Cash Cap”).
          (b) If the aggregate amount of cash subject to Cash Elections received by the Exchange Agent (the “Requested Cash Amount”) exceeds the Common Cash Cap, each holder making a Cash Election shall receive, for each share of Company Common Stock with respect to which a Cash Election has been made, (x) cash in an amount equal to the product of the Common Cash Consideration and a fraction, the numerator of which is the Common Cash Cap and the denominator of which is the Requested Cash Amount (such product, the “Prorated Cash Amount”) and (y) a number of shares of Parent Common Stock equal to a fraction, the numerator of which is equal to the Common Cash Consideration minus the Prorated Cash Amount and the denominator of which is the Average Parent Stock Price.
          SECTION 2.07 Adjustment of Merger Consideration. The Merger Consideration shall be subject to adjustment as specified in this Section 2.07:
          (a) The Company shall, in good faith and in consultation with Parent, prepare and deliver to Parent, not less than four business days prior to the Closing Date, a Preliminary Statement of Adjustment Data. Using the Adjustment Data set forth in the Preliminary Statement of Adjustment Data, an Adjustment Amount shall be calculated at Closing in accordance with GAAP (the “Preliminary Adjustment Amount”). The Cash Consideration at the Closing shall (i) be decreased by the Preliminary Adjustment Amount if the Preliminary Adjustment Amount is a negative number or (ii) not be changed if the Preliminary Adjustment Amount is either zero or a positive number.
          (b) (i) Within 60 days after the Closing Date, Parent shall deliver to Shareholder Representative (as defined below) a written report setting forth its good faith determination (the “Closing Statement of Adjustment Data”) of the actual Adjustment Data (which shall be determined in accordance with GAAP), including an explanation, in reasonable detail, of the basis for such determination. Parent shall, using such actual Adjustment Data, also calculate and include in the Closing Statement of Adjustment Data an Adjustment Amount (the “Closing Adjustment Amount”). Subject to Section 2.07(b)(ii) and (b)(iii), the Closing Statement of Adjustment Data and Closing Adjustment Amount shall be final, binding and conclusive on the Parties.
     (ii) Shareholder Representative may provide Parent with a written statement disputing all or any part of the Closing Statement of Adjustment Data and Closing Adjustment Amount by delivery of written notice of such dispute to Parent at any time within 30 days of receipt from Parent of the Closing Statement of Adjustment Data and Closing Adjustment Amount. In the event of such a dispute, the Parties, together with their accountants, shall attempt in good faith to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties.
     (iii) If the Parties are unable to reach a resolution with such effect within 30 days after the receipt by Parent of Shareholder Representative’s written notice of dispute, the Parties shall submit the items remaining in dispute for resolution to the Independent Registered Accounting Firm. The fees, charges and expenses of the Independent Registered Accounting Firm shall be borne 50% by Parent and 50% by the Shareholders. The Independent Registered Accounting Firm shall, acting as an expert authorized to make independent determinations regarding accounting methodologies to resolve any disputed items and not as an arbitrator, within 30 days after such submission, determine such disputed items in accordance with GAAP and report in writing (the “Final Statement of Adjustment Data”) to the Parties upon such remaining disputed items, including therewith (A) an explanation, in reasonable detail, of the basis for its determination and (B) a calculation, determined in accordance with GAAP, of an Adjustment Amount (the “Independent Accountant’s Adjustment Amount”). The Final Statement of Adjustment

Data and the Independent Accountant’s Adjustment Amount shall be final, binding and conclusive upon the Parties.
     (iii) The Adjustment Amount deemed to be final, binding and conclusive upon the Parties pursuant to, as applicable, any of the last sentence of Section 2.07(b)(i), the last sentence of Section 2.07(b)(ii) and the last sentence of Section 2.07(b)(iii) will be the “Final Adjustment Amount.”
          (c) Within four business days after determining the Final Adjustment Amount the Merger Consideration will be further adjusted as follows:
     (i) If the Final Adjustment Amount is less than the Preliminary Adjustment Amount, then the Cash Consideration shall be decreased on a dollar-for-dollar basis by an amount equal to such shortfall, and Parent may cause the amount of such shortfall to be paid to Parent from the Escrow Fund in accordance with the terms of the Escrow Agreement, by wire transfer in immediately available funds to an account designated by Parent prior to the date thereof.
     (ii) If the Final Adjustment Amount exceeds the Preliminary Adjustment Amount and the Preliminary Adjustment Amount shall have been a negative number, then the Cash Consideration shall be increased on a dollar-for-dollar basis by an amount equal to such excess (but in no event by more than the absolute value of the Preliminary Adjustment Amount), and Parent shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the Persons who shall have been entitled to a portion of the Merger Consideration in accordance with Section 2.02, for payment to such Persons. The Exchange Agent shall deliver such cash to such Persons in amounts proportionate to each such Person’s share of the aggregate Cash Consideration in accordance with the same irrevocable instructions delivered by such Persons to the Exchange Agent in pursuant to Section 2.02.
     (iii) If the Final Adjustment Amount exceeds the Preliminary Adjustment Amount and the Preliminary Adjustment Amount shall have been greater than or equal to zero, then the Cash Consideration shall not be changed.
          (d) Any downward adjustment in the Cash Consideration resulting from the application of this Section 2.07 shall be borne by holders of Certificates in proportion to each such holder’s entitlement to the aggregate Cash Consideration.
          SECTION 2.08 Escrow. From and after the date hereof, the Parties (with the Company acting on behalf of the shareholders of the Company until Shareholder Representative shall have been duly constituted and appointed by all of such shareholders) shall cooperate in good faith to, and, on or prior to the Effective Time, shall negotiate and draft an Escrow Agreement pursuant to which:
          (a) for the purpose of securing the indemnification obligations of the shareholders of the Company set forth in Article VIII and the Indemnification Agreements, at the Closing, Parent will deposit in escrow with the Escrow Agent (i) certificates representing 15% of the Stock Consideration and (ii) cash representing 15% of the Cash Consideration (such portions of the Stock Consideration and Cash Consideration, plus any interest thereon or other accretions thereto, being collectively referred to as the “Escrow Fund”) in lieu of transferring such portion of the Stock Consideration and paying such portion of the Cash Consideration to holders of Certificates in accordance with Section 2.02;
          (b) distributions from the Escrow Fund will be made in accordance with Section 8.06;
          (c) 100% of the Escrow Fund shall be held by the Escrow Agent (less any distributions to Parent in connection with indemnification of any Parent Indemnified Parties) until the later of (i) the six-month anniversary of the Closing Date and (ii) the date on which Parent completes an audit of the Surviving Corporation for the period ending December 31, 2006 (such later date, the “Initial Release Date”);
          (d) on the Initial Release Date (or the next succeeding business day if such date is not a business day) the Escrow Agent shall release to the former holders of Certificates certificates representing 50% of the initial Stock Consideration deposited with the Escrow Agent (less any prior distributions to Parent in connection with indemnification of any Parent Indemnified Parties and less a portion subject to then-existing claims for indemnification by any Parent Indemnified Parties) and (ii) cash representing 50% of the initial Cash Consideration deposited with the Escrow Agent (less any prior distributions to Parent in connection with indemnification of any Parent Indemnified Parties and less a portion subject to then-existing claims for indemnification by any Parent Indemnified Parties);
          (e) from and after the Initial Release Date (or the next succeeding business day if such date is not a business day), all property and amounts remaining in the Escrow Fund after the release described in the preceding clause (d) shall be held by the Escrow Agent (less any distributions to Parent in connection with indemnification of any Parent Indemnified Parties) until the 12-month anniversary of the Closing Date;
          (f) on such 12-month anniversary of the Closing Date (or the next succeeding business day if such date is not a business day), the Escrow Agent shall release to the former holders of Certificates all property and amounts then remaining in the Escrow Fund (less a portion subject to then-existing claims for indemnification by any Parent Indemnified Parties); and
          (g) any property and amounts remaining in the Escrow Fund thereafter shall be distributed to Parent in connection with indemnification of any Parent Indemnified Parties and/or released to the former holders of Certificates upon final resolution of the applicable disputes in accordance with any such resolution and Section 8.06.
          SECTION 2.09 Legends(a) . In addition to any other legend required by applicable federal or state securities Laws to be placed on each certificate representing shares of Parent Common Stock issued to Rule 145 Affiliates (as defined below) of the Company, such certificates will be endorsed with the following legend:
THE SECURITIES EVIDENCED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145

PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLIES, AND MAY NOT BE TRANSFERRED UNLESS (1) SUCH TRANSFER IS MADE IN ACCORDANCE WITH THE PROVISIONS OF SUCH RULE 145, (2) SUCH TRANSFER HAS BEEN REGISTERED UNDER THE SECURITIES ACT, OR (3) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED IS PROVIDED.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE SUBSIDIARY AND THE SHAREHOLDERS
          As an inducement to Parent and Merger Sub to enter into this Agreement, the Company, the Subsidiary (as defined below) and the Shareholders, hereby represent and warrant to Parent and Merger Sub the truth and accuracy of the following as of the date hereof and as of the Closing (except to the extent any of the following representations and warranties are as of a specified date, in which case such representations and warranties shall be true and correct as of that date):
          SECTION 3.01 Organization and Qualification; Subsidiary. (a) Each of the Company and Sovereign Flex Products LLC, an Ohio limited liability company (the “Subsidiary”), is an organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and the Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.
          (b) The Subsidiary is the sole direct or indirect subsidiary of the Company. The Company owns of record and beneficially 100% of the ownership interests in the Subsidiary, and the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.
          SECTION 3.02 Organizational Documents; Corporate Books and Records. The Company has heretofore furnished to Parent a complete and correct copy of the Organizational Documents, each as amended to date, of the Company and the Subsidiary. Such Organizational Documents are in full force and effect, and neither the Company nor the Subsidiary is in violation of any of the provisions of such Organizational Documents. The minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the shareholders of the Company, the Company Board and all committees of the Company Board. Complete and accurate copies of all such minute books and of the stock register of the Company have been provided by the Company to Parent.

          SECTION 3.03 Capitalization. (a) The authorized capital stock of the Company consists of (i) 200,000 shares of Company Common Stock, (ii) 11,000 shares of Company Preferred Stock and (iii) 2,500 shares of Series B Preferred Stock, par value $100 per share (the “Series B Preferred Stock”). As of the date of this Agreement, (i) 140,137 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock are held in the treasury of the Company and (iii) no shares of Company Common Stock are reserved for future issuance pursuant to any outstanding purchase rights. As of the date of this Agreement, (i) 7,879 shares of Company Preferred Stock are issued and outstanding and (ii) no shares of Series B Preferred Stock are issued or outstanding. Each shareholder of the Company owns the number of shares of Company Common Stock and Company Preferred Stock set forth opposite such shareholder’s name on Section 3.03(a) of the Company Disclosure Schedule, beneficially and of record, free and clear of all Encumbrances (as defined below). There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or the Subsidiary or obligating the Company or the Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or the Subsidiary. There are no outstanding contractual obligations of the Company or the Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock, Company Preferred Stock or any ownership interests in the Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Subsidiary or any other Person. All outstanding shares of Company Common Stock, Company Preferred Stock and all outstanding ownership interests in the Subsidiary have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable Contracts.
          (b) Each outstanding ownership interest in the Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such interest is owned by the Company free and clear of all Encumbrances.
          SECTION 3.04 Authority Relative to this Agreement and the Ancillary Agreements. The Company, the Bermuda Trustees and the English Trustees have all necessary power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which they are parties, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements (collectively, the “Transactions”). The execution and delivery of this Agreement and the Ancillary Agreements to which they are parties by the Company, the Bermuda Trustees and the English Trustees and the consummation by the Company, the Bermuda Trustees and the English Trustees, as applicable, of the Transactions have been duly and validly authorized by all necessary action, and no other proceedings on the part of any of the Company, the Bermuda Trustees or the English Trustees, as applicable, are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of two-thirds of the then-outstanding shares of Common Shares, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by the OGCL). This Agreement has been, and upon their execution the Ancillary Agreements to which the Company is a party shall have been, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties and thereto, this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Company is a party shall constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. This Agreement has been, and upon their execution the Ancillary Agreements to which any of the Shareholders is a party shall have been, duly and validly executed and delivered by the applicable Shareholders and, assuming the due authorization, execution and delivery by the other Parties and thereto, this Agreement constitutes, and upon their execution the Ancillary Agreements to which any Shareholder is a party shall constitute, a legal, valid and binding obligation of the applicable Shareholders, enforceable against such Shareholders in accordance with its terms.
          SECTION 3.05 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company and the Shareholders do not and will not (i) conflict with or violate the Organizational Documents of the Company, the Subsidiary or any Shareholder, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company, the Subsidiary or the Shareholders or by which any property or asset of the Company, the Subsidiary or the Shareholders is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company, the Subsidiary or the Shareholders pursuant to, any note, bond, mortgage, indenture, Contract, permit, franchise or other instrument or obligation, except, with respect to clause (iii), as disclosed in Section 3.05 of the Company Disclosure Schedule or for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company or the Shareholders from performing his, her or its obligations under this Agreement and the Ancillary Agreements and would not, individually or in the aggregate, have a Company Material Adverse Effect.
          (b) The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company and the Shareholders do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county, regional or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” Laws (“Blue Sky Laws”) and state takeover laws and filing and recordation of appropriate merger documents as required by the OGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company or any Shareholder from performing his, her or its obligations under this Agreement or any Ancillary Agreement, and would not, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, no state anti-takeover statute is applicable to the Merger or the other Transactions.

          SECTION 3.06 Permits; Compliance. Except as set forth in Section 3.06 of the Company Disclosure Schedule, each of the Company and the Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). Except as set forth in Section 3.06 of the Company Disclosure Schedule, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, and except as set forth in Section 3.06 of the Company Disclosure Schedule, neither the Company nor the Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or the Subsidiary or by which any property or asset of the Company or the Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, Contract, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or any property or asset of the Company or the Subsidiary is bound.
          SECTION 3.07 Financial Information; Books of Account. (a) True and complete copies of (i) the Reference Balance Sheet, (ii) the audited consolidated balance sheet of the Company for each of the three fiscal years ended as of March 31, 2006, March 31, 2005 and March 31, 2004, and the related audited consolidated statements of income, stockholders’ equity and cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of Hill, Barth & King LLC (collectively referred to herein as the “Financial Statements”) and (iii) the unaudited consolidated balance sheet of the Company as of June 30, 2006, and the related consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto (collectively referred to herein as the “Interim Financial Statements”) have been delivered by the Company to Parent. The Reference Balance Sheet (i) was prepared in accordance with the books of account and other financial records of the Company and the Subsidiary, (ii) presents fairly the consolidated financial condition of the Company and the Subsidiary as of the date thereof, (iii) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent with the past practices of the Company and the Subsidiary, and (iv) includes all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Company’s business as of the date thereof. The Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and the Subsidiary, (ii) present fairly the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiary as of the dates thereof or for the periods covered thereby, (iii) except as set forth in Section 3.07 of the Company Disclosure Schedule, have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Subsidiary and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Company and the Subsidiary and the results of the operations and cash flows of the Company and the Subsidiary as of the dates thereof or for the periods covered thereby.
          (b) The books of account and other financial records of the Company and the Subsidiary: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Subsidiary, respectively, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.
          SECTION 3.08 Absence of Undisclosed Liabilities and Certain Events. There are no Liabilities of the Company or the Subsidiary, other than Liabilities (i) reflected or reserved against on the Reference Balance Sheet, or (ii) incurred since the date of the Reference Balance Sheet in the ordinary course of business, consistent with past practice, of the Company and the Subsidiary and which do not and could not have a Material Adverse Effect. Reserves are reflected on the Reference Balance Sheet against all Liabilities of the Company and the Subsidiary in amounts that have been established on a basis consistent with the past practices of the Company and the Subsidiary and in accordance with GAAP. Since the date of the Reference Balance Sheet, except as contemplated by this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, the Company has not taken any of the actions set forth in clauses (a) through (m) of Section 5.01.
          SECTION 3.09 Absence of Litigation. Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no Action (as defined below) pending or, to the knowledge of the Company, threatened against the Company or the Subsidiary, or any material property or asset of the Company or the Subsidiary, before any Governmental Authority. To the knowledge of the Company, neither the Company nor the Subsidiary nor any material property or asset of the Company or the Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
          SECTION 3.10 Employee Benefit Plans. (a) Section 3.10(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other Contracts, whether legally enforceable or not, to which the Company or the Subsidiary is a party, with respect to which the Company or the Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or the Subsidiary for the benefit of any current or former employee, officer or director of the Company or the Subsidiary, (ii) each employee benefit plan for which the Company or the Subsidiary could incur Liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or the Subsidiary could incur Liability under Section 4212(c) of ERISA, and (iv) any Contracts, arrangements or understandings between the Company or the Subsidiary and any employee of the Company or the Subsidiary including, without limitation, any Contracts, arrangements or understandings relating in any way to a sale of the Company or the Subsidiary (collectively, the “Plans”). Each Plan is in writing and the Company has furnished to Parent a true and complete copy of each Plan and has delivered to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor the Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any Contract to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.
          (b) Neither the Company, the Subsidiary nor any entity that could be considered a single employer with either of them under Code Section 414 has ever maintained, established, sponsored or contributed to a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or an employee pension benefit plan (within the meaning of ERISA Section 3(2)) that is subject to Title IV of ERISA or Code Section 412. None of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any Person, (ii) obligates the Company or the Subsidiary to pay separation, severance, termination, accelerated vesting, accelerated payment or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or the Subsidiary to make any payment or provide any benefit as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or the Subsidiary. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.
          (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Subsidiary have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.
          (d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
          (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan and no fiduciary (within the meaning of Section 3(21) of ERISA) of any Plan subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that could subject the Company or the Subsidiary to any liability, and all contributions, premiums or payments for any period ending on or before the Closing Date and not yet due have either been made or have been properly accrued on the Financial Statements.
          (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority.
          (g) All directors, officers, management employees, and technical and professional employees of the Company and the Subsidiary are under written obligation to the Company and the Subsidiary to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Subsidiary all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.
          (h) With respect to each Plan which is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by the Company or the Subsidiary are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk or loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the Financial Statements.
          SECTION 3.11 Labor and Employment Matters. (a) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or the Subsidiary and any of their respective employees; (ii) neither the Company nor the Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to individuals employed by the Company or the Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor the Subsidiary has breached or otherwise failed to comply with any provision of any such Contract, and there are no grievances outstanding against the Company or the Subsidiary under any such Contract; (iv) there are no unfair labor practice complaints pending against the Company or the Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or the Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or the Subsidiary.
          (b) The Company and the Subsidiary are in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or the Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Subsidiary have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any individuals currently or formerly employed by the Company or the Subsidiary. Neither the Company nor the Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or the Subsidiary has employed or employ any Person.
          SECTION 3.12 Real Property; Title to Assets. (a) Section 3.12(a) of the Company Disclosure Schedule lists each parcel of real property currently owned by the Company or the Subsidiary. Other than the real property set forth on Section 3.12(a) of the Company Disclosure Schedule, neither the Company nor the Subsidiary has ever owned any real property. Each parcel of real property currently owned by the Company or the Subsidiary (i) is owned free and clear of all Encumbrances, other than Permitted Encumbrances (as defined below), (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed or contemplated, and (iii) is not subject to special or other assessments for public improvements and neither Company nor the Subsidiary has received written notice of (A) any pending or special assessments affecting the real property owned by Company or the Subsidiary or (B) any contemplated improvements affecting the real property owned by Company or the Subsidiary that may result in special or other assessments affecting such real property.
          (b) Section 3.12(b) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or the Subsidiary, with the name of the lessor (if the Company or the Subsidiary is the lessee) or the lessee (if the Company or the Subsidiary is the lessor), and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or the Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been delivered to Parent. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, there have been no subleases or assignments of such leases or subleases except as disclosed to Parent in the Lease Documents and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or the Subsidiary or, to the knowledge of the Company, by the other party to such lease or sublease, or Person in the chain of title to such leased premises.

          (c) Section 3.12(c) of the Company Disclosure Schedule lists (i) all construction and other improvements on real property owned or leased by the Company or the Subsidiary for which architecture, design, engineering, construction or other related services (collectively, “Design and Construction Services”) is in process or has been performed within one (1) year prior to the date of this Agreement, (ii) all contracts (including all amendments and modifications thereto) to which the Company or the Subsidiary is a party for the performance of Design and Construction Services (collectively, the “Design and Construction Contracts”), (iii) the aggregate amount paid by the Company or the Subsidiary under each Design and Construction Contract, and (iv) remaining amounts to be paid by the Company or the Subsidiary under each Design and Construction Contract. True, correct and complete copies of all Design Construction Contracts, and copies of all guarantees and warranties benefiting the Company or the Subsidiary with respect to Design and Construction Services, have been delivered to Parent. The Design and Construction Contracts for Design and Construction Services that have not been fully performed are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such Design and Construction Contracts, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or the Subsidiary or, to the knowledge of the Company, by the other party to such Design and Construction Contract.
          (d) There are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or the Subsidiary for the purposes for which it is currently being used. Neither the Company nor the Subsidiary has received written notice that any real property owned or leased by the Company or Subsidiary fails to comply with any applicable Law and, to the knowledge of the Company, all real property owned or leased by the Company complies with all applicable Laws. The Company and the Subsidiary have obtained all permits and other governmental and other approvals (including, without limitation, building permits and certificates of occupancy) required under applicable Law to use and occupy real property owned or leased by the Company or the Subsidiary for the purposes for which such real property is currently used and occupied by the Company or the Subsidiary. There are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or the Subsidiary other than those that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Company Material Adverse Effect.
          (e) Each of the Company and the Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its material properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except for such imperfections of title, if any, that do not materially interfere with the present value of the subject property. Such assets are free from material defects and in good operating condition and repair (subject to normal wear and tear).
          SECTION 3.13 Intellectual Property. Except as set forth on Section 3.13 of the Company Disclosure Schedule:

          (a) Either the Company or the Subsidiary owns or has valid license to all Intellectual Property (as defined below) used in the ordinary course of business of the Company and the Subsidiary as such business currently operates (“Company Intellectual Property”). There is no Contract to which the Company or the Subsidiary is a party pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Intellectual Property. To the extent that Company Intellectual Property is proprietary, the Company or the Subsidiary has taken all commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property considered confidential, and to maintain in confidence all trade secrets and confidential information that they presently own and use. All patents, trademarks, service marks, and copyrights owned or used by the Company or the Subsidiary are valid, enforceable, and subsisting.
          (b) With respect to each item of Company Intellectual Property that is not owned by a third party and licensed to the Company or the Subsidiary (“Company Licensed Intellectual Property”): (i) the Company or the Subsidiary owns and possesses all right, title and interest in and to such item free and clear of any Encumbrance; (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and (iii) the Company or the Subsidiary has the right to bring Actions for infringement or unauthorized use of such item.
          (c) With respect to each item of Company Licensed Intellectual Property: (i) the Company or the Subsidiary has a valid right to use such item free and clear of any lien or encumbrance; (ii) the Company is not subject to any outstanding judgment, order, decree, stipulation or injunction relating to such Company Licensed Intellectual Property; (iii) to knowledge of the Company, the Company is not in material breach or default thereunder, and, no other party to such license, sublicense or other Contract is in material breach or default thereunder; and (iv) to the knowledge of the Company, no event has occurred which with notice or lapse of time would constitute a material breach or default by the Company, or permit termination, modification or acceleration thereunder by the other party thereto.
          (d) Neither the Company nor any of the Subsidiary has licensed any of its Company Intellectual Property to any Person on an exclusive basis. Neither the Company nor the Subsidiary is currently subject under any license to any covenant not to compete or Contract limiting its ability to exploit fully any Company Intellectual Property or to transact business in any market or geographical area or with any Person.
          SECTION 3.14 Tax Matters. Except as set forth in Section 3.14 of the Company Disclosure Schedule:
          (a) The Company and the Subsidiary have filed all United States federal, state, local and non-United States Tax Returns required to be filed by them, and all such Tax Returns are true, accurate and complete in all respects. The Company has paid and discharged all Taxes required to be paid or discharged (whether or not shown on any Tax Return) when due, other than such payments as are being contested in good faith by appropriate proceedings.
          (b) The accruals and reserves for Taxes reflected in the Reference Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP.

          (c) The Company has withheld all required amounts from its employees, agents, contractors, nonresidents, creditors, shareholders (domestic or foreign) and third parties and remitted such amounts to the proper authorities within the time prescribed by Law; paid all employer contributions and premiums; and filed all Tax Returns with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums and any and all other Taxes and premiums or amounts due, all in compliance in all material respects with the withholding provisions of the Code, or any prior provision of the Code and other applicable laws.
          (d) Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company or the Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Neither the Company nor the Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax.
          (e) There are no Tax liens upon any property or assets of the Company or the Subsidiary except liens for current Taxes not yet due.
          (f) Neither the Company nor the Subsidiary has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or the Subsidiary, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would have a Company Material Adverse Effect.
          (g) The Company does not have any item of income, gain, loss or deduction reportable in a taxable period ending after the date hereof but attributable to a transaction that occurred in a taxable period ending on or before the date hereof as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) any prepaid amount received on or prior to the Closing Date.
          (h) The Company has never been included in, nor is includible in any consolidated, combined or unitary Tax Return with any entity, and the Company has no liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.
          (i) The Company is not a party to any material tax sharing, tax indemnity or other agreement or arrangement with any Person.
          (j) Neither the Company nor the Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past five years.

          (k) Neither the Company nor the Subsidiary has made an election under Section 341(f) of the Code.
          (l) The Company is not, and has never been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Prior to the Closing Date, the Company will provide a statement to Parent pursuant to Section 1.1445-2 (c)(3) of the Treasury Regulations, to that effect.
          (m) The Company is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(a) of the Code as an expense under applicable law, or that would give rise to a penalty under Section 409A of the Code.
          SECTION 3.15 Environmental Matters. Except as set forth in Section 3.15 of the Company Disclosure Schedule:
          (a) Each of the Company and the Subsidiary is and has been in compliance with all applicable Environmental Laws, has obtained all Environmental Permits and is in compliance with their requirements, and has resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except in each case for the notices set forth in Section 3.15 of the Company Disclosure Schedule.
          (b) Each of the Company and the Subsidiary has not (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company’s properties, and of the Subsidiaries’ properties, or any other properties, (ii) any knowledge or reason to know of the presence of any Hazardous Substances on, under, emanating from, or at any of the Company’s properties or any other property but arising from each of the Company’s or each of the Subsidiaries’ current or former properties or operations, or (iii) any knowledge or reason to know, nor has each of the Company and the Subsidiary received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any Action by any Governmental Authority or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of each the Company’s or the Subsidiary’s current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or the Subsidiary with the terms of any Environmental Permit in any manner reasonably likely to require significant expenditures or to result in liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company’s or the Subsidiary’s current or former properties or operations or any other properties.
          (c) No Environmental Law imposes any obligation upon the Company or the Subsidiary arising out of or as a condition to any Transaction, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Authority, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any Contract, consent order or consent decree.
          (d) No Environmental Law imposes any obligation upon the Company or the Subsidiary arising out of or as a condition to any Transaction, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Authority, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any Contract, consent order or consent decree.
          (e) There are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or the Subsidiary relating to any real property currently or formerly owned, leased or occupied by the Company or the Subsidiary.
          (f) Neither the Company nor the Subsidiary has exposed any employee or third party to any Hazardous Substances or condition that has subjected or may subject the Company or the Subsidiary to liability under any Environmental Law.
          (g) No underground storage tanks, asbestos-containing material, or polychlorinated biphenyls have ever been located on property or properties presently or formerly owned or operated by the Company or the Subsidiary.
          (h) Neither the Company nor the Subsidiary has agreed to assume, undertake or provide indemnification for any Liability of any other Person under any Environmental Law, including, without limitation, any obligation for corrective or remedial action.
          (i) Each of the Company and the Subsidiary is not presently required to make any capital or other expenditures to comply with any Environmental Law.
          SECTION 3.16 Material Contracts. (a) Section 3.18(a) of the Company Disclosure Schedule lists each of the following Contracts of the Company and the Subsidiary (such Contracts being “Material Contracts”):
     (i) each Contract for the purchase of Inventory, spare parts, other materials or personal property, with any supplier or for the furnishing of services to the Company or the Subsidiary or otherwise related to the business of the Company and the Subsidiary under the terms of which the Company or the Subsidiary: (A) is likely to pay or otherwise give consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2006, (B) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such contract or (C) cannot be cancelled by the Company or the Subsidiary without penalty or further payment and without more than 30 days’ notice;
     (ii) each Contract for the sale of Inventory or other personal property, or for the furnishing of services by the Company or the Subsidiary which: (A) is likely to involve consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2006, (B) is likely to involve consideration of more than $50,000 in the aggregate over the remaining term of the contract or (C) cannot be cancelled by the Company or the Subsidiary without penalty or further payment and without more than 30 days’ notice;
     (iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company or the Subsidiary is a party;
     (iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or the Subsidiary is a party and which are not cancelable without penalty or further payment and without more than 30 days’ notice;
     (v) all contracts and agreements relating to Indebtedness of the Company and the Subsidiary;
     (vi) all Contracts with any Governmental Authority;
     (vii) all Contracts that limit or purport to limit the ability of the Company or the Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;
     (viii) all Contracts between or among the Company or the Subsidiary, on one hand, and any Shareholder or any affiliate of any Shareholder (other than the Company or the Subsidiary), on the other hand;
     (ix) all Contracts providing for benefits under any Plan; and
     (x) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company, the Subsidiary or the conduct of the business of the Company and the Subsidiary, or the absence of which would have a Material Adverse Effect.
          (b) Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, each Material Contract: is valid and binding on the parties thereto, is in full force and effect and, upon consummation of the Transactions, except to the extent that any consents set forth in Section 3.05 of the Company Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Neither the Company nor the Subsidiary is in breach of, or default under, any Material Contract.
          (c) To the knowledge of the Company, no other party to any Material Contract is in breach thereof or in default thereunder and neither the Company nor the Subsidiary has received any notice of termination, cancellation, breach or default under any Material Contract.
          (d) The Company has made available to Parent true and complete copies of all Material Contracts.

          SECTION 3.17 Insurance. (a) Section 3.17(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or the Subsidiary has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged. To the knowledge of the Company, all material insurable risks of the Company and the Subsidiary in respect of the businesses of each are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company and the Subsidiary are engaged.
          (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor the Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company (without any obligation of due inquiry), no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.
          (c) Except as set forth in Section 3.17(c) the Company Disclosure Schedule, at no time during the three years prior to the date hereof has the Company or the Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 3.17(a) of the Company Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.
          SECTION 3.18 Board Approval; Vote Required. (a) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Ancillary Agreements to which the Company is or will be a party, the Merger and the Transactions are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement, the Ancillary Agreements to which the Company is or will be a party, the Merger and the Transactions and declared their advisability, and (iii) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting (as defined below).
          (b) The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of two-thirds of the outstanding Common Shares in favor of the approval and adoption of this Agreement.

          SECTION 3.19 Customers and Suppliers. Section 3.19 of the Company Disclosure Schedule sets forth a true and complete list of (a) the top ten customers of the Company and the Subsidiary (based on the revenue from such customer during the 12-month period preceding June 30, 2006) and (b) each supplier to the Company and the Subsidiary of goods or services valued in excess of $25,000 during the 12-month period preceding June 30, 2006 . Except as set forth in Section 3.13 of the Company Disclosure Schedule, none of the customers and suppliers listed in Section 3.19 of the Company Disclosure Schedule, (i) has cancelled or otherwise terminated any Contract with the Company or the Subsidiary prior to the expiration of the Contract term, (ii) has returned, or, to the knowledge of the Company, threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from the Company or the Subsidiary, or (iii) to the knowledge of the Company, has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Company or the Subsidiary or to reduce substantially its purchase from or sale to the Company or the Subsidiary of any products, equipment, goods or services. Neither the Company nor the Subsidiary has (i) breached , in any material respect, any Contract with or (ii) engaged in any fraudulent conduct with respect to, any such customer or supplier of the Company or the Subsidiary.
          SECTION 3.20 Receivables. Section 3.20 of the Company Disclosure Schedule is an aged list of the Receivables as of the date of the Reference Balance Sheet showing separately those Receivables that as of such date had been outstanding for (a) 29 days or less, (b) 30 to 59 days, (c) 60 to 89 days, (d) 90 to 119 days and (e) more than 119 days. Except to the extent, if any, reserved for on the Reference Balance Sheet, all Receivables reflected on the Reference Balance Sheet arose from, and the Receivables existing as of the Closing will have arisen from, the sale of Inventory or services to Persons not affiliated with the Company or any Subsidiary and in the ordinary course of business consistent with past practice and, except as reserved against on the Reference Balance Sheet, constitute or will constitute, as the case may be, only valid, undisputed claims of the Company or a Subsidiary not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.
          SECTION 3.21 Inventories. Subject to amounts reserved therefor on the Reference Balance Sheet, the values at which all Inventories are carried on the Reference Balance Sheet reflect the historical inventory valuation policy of the Company and the Subsidiaries of stating such Inventories at the lower of cost (determined on the first-in, first-out method) or market value and all Inventories are valued such that the Company and the Subsidiary will earn their customary gross margins thereon. Except as set forth in Section 3.21 of the Company Disclosure Schedule, the Company or the Subsidiary, as the case may be, has good and marketable title to the Inventories free and clear of all Encumbrances. To the knowledge of the Company, the Inventories do not consist of, in any material amount, items that are obsolete, damaged or slow-moving. The Inventories do not consist of any items held on consignment. Neither the Company nor the Subsidiary is under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since the date of the Reference Balance Sheet. To the knowledge of the Company, neither the Company nor the Subsidiary has acquired or committed to acquire or manufacture Inventory for sale which is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time and consistent with past practice, nor has the Company or the Subsidiary changed the price of any Inventory except for (a) price reductions to reflect any reduction in the cost thereof to the Company or the Subsidiary, (b) reductions and increases responsive to normal competitive conditions and consistent with the Company’s or the Subsidiary’s past sales practices, (c) increases to reflect any increase in the cost thereof to the Company or the Subsidiary and (d) increases and reductions made with the written consent of Parent. Section 3.21 of the Company Disclosure Schedule is a complete list of the addresses of all warehouses and other facilities in which the Inventories are located. To the knowledge of the Company, the Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of business consistent with past practice.
          SECTION 3.22 Certain Business Practices. None of the Company, the Subsidiary or, to the knowledge of the Company, any directors or officers, agents or employees of the Company or the Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any payment in the nature of criminal bribery.
          SECTION 3.23 Interested Party Transactions. Except as set forth in Section 3.21 of the Company Disclosure Schedule, during the past three years, no director, officer or other affiliate of the Company or the Subsidiary has or has had, directly or indirectly, (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or the Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or the Subsidiary, any goods or services; (iii) a beneficial interest in any Material Contract; or (iv) any material contractual or other arrangement with the Company or the Subsidiary; provided, however, that ownership of no more than 2% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 3.21. Except as set forth in Section 3.21 of the Company Disclosure Schedule, the Company and the Subsidiary have not at any time during the preceding three years extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.
          SECTION 3.24 Brokers. No broker, finder or investment banker (other than Jefferies Broadview, a division of Jefferies & Company, Inc. (“Jefferies”)) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all Contracts between the Company and Jefferies, pursuant to which such firm would be entitled to any payment relating to the Transactions.
          SECTION 3.25 Warranties. Section 3.25 of the Company Disclosure Schedule contains a complete and correct copy of each product warranty used by the Company or the Subsidiary in the conduct of its business at any time during the preceding three years. During the preceding three years, neither the Company nor the Subsidiary has sold any products other than pursuant to the terms of one such product warranty.
          SECTION 3.26 Rule 145 Affiliates. Section 3.26 of the Company Disclosure Schedule sets forth a list of those Persons who are, in the Company’s reasonable judgment, Rule 145 Affiliates.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          As an inducement to the Company and the Shareholders to enter into this Agreement, Parent and Merger Sub represent and warrant to the Company and the Shareholders the truth and accuracy of the following as of the date hereof and as of the Closing (except to the extent any of the following representations and warranties are as of a specified date, in which case such representations and warranties shall be true and correct as of that date):
          SECTION 4.01 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.
          SECTION 4.02 Organizational Documents. Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and the By-Laws of Parent and the Articles of Incorporation and Regulations of Merger Sub, each as amended to date. Such Organizational Documents are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Organizational Documents.
          SECTION 4.03 Capitalization. (a) The authorized capital stock of Parent consists of (i) 190,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of par stock, par value $0.001 per share (“Parent Preferred Stock”). As of June 30, 2006, (i) 18,323,308 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) no shares of Parent Common Stock are held in the treasury of Parent, (iii) no shares of Parent Common Stock are held by subsidiaries of Parent, (iv) 2,522,716 shares of Parent Common Stock are reserved for future issuance pursuant to the Parent’s stock option plans, and (v) 2,302,005 shares of Parent Common Stock are reserved for future issuance pursuant to stock purchase warrants. As of June 30, 2006, 1,407,876 shares of Parent Preferred Stock are issued and outstanding, consisting of (i) 1,000,000 shares of Series A Preferred Stock, (ii) 49,227 shares of Series B-1 Preferred Stock and (iii) 358,649 shares of Series B-2 Convertible Preferred Stock). As of the date of this Agreement, warrants representing the right to acquire 2,302,005 shares of Parent Common Stock are outstanding. Except as set forth in this Section 4.03 and except for stock options granted pursuant to the stock option plans of Parent (the “Parent Stock Option Plans”), there are no options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, Parent or Merger Sub. All shares of Parent

Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of Merger Sub. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, Merger Sub or any other Person.
          (b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, without par value, all of which are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof. Each outstanding share of capital stock of Merger Sub is duly authorized, validly issued, fully paid and non-assessable and each such share is owned by Dynamic Details, Inc., a California corporation and an indirect, wholly-owned subsidiary of Parent (“Dynamic”), free and clear of all Encumbrances.
          (c) The shares of Parent Common Stock to be issued pursuant to the Merger in accordance with Section 2.01 (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, Parent’s Organizational Documents or any Contract to which the Parent is a party or is bound and (ii) assuming the completeness and truth of the representations and warranties of the Shareholders set forth in Article III, will, when issued, be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and applicable Blue Sky Laws.
          SECTION 4.04 Authority Relative to this Agreement and the Ancillary Agreements. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which each is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements to which each is a party by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the OGCL). This Agreement has been, and upon their execution the Ancillary Agreements to which each of Parent and Merger Sub is a party shall have been, duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties thereto, this Agreement constitutes, and upon their execution the Ancillary Agreements to which Parent or Merger Sub, as applicable, is a party shall constitute, a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.
          SECTION 4.05 No Conflict; Required Filings and Consents. (a) Except for (i) that certain Credit Agreement, dated as of March 30, 2004, among Dynamic, Dynamic Details, Incorporated, Virginia, Dynamic Details Incorporated, Silicon Valley, Laminate Technology Corp., the other Credit Parties signatory thereto, and General Electric Capital Corporation (“GE Capital”), for itself as Lender, and as Agent for Lenders, as amended by Amendment No. 1 to Credit Agreement, dated as of June 30, 2004, Amendment No. 2 to Credit Agreement, dated as of June 20, 2005, and Amendment No. 3 to Credit Agreement, dated as of November 8, 2005 (including all exhibits and schedules thereto, and as the same may be subsequently amended, restated, supplemented or otherwise modified from time to time), and (ii) that certain Credit Agreement, dated as of June 30, 2004, among Dynamic Details Canada, Corp., DDi Canada Acquisition Corp., the other Credit Parties signatory thereto, and GE Canada Finance Holding Company (“GE Canada”), for itself as Lender, and as Agent for Lenders (including all exhibits and schedules thereto, and as the same may be subsequently amended, restated, supplemented or otherwise modified from time to time), which require the express written consent of each of GE Capital and GE Canada, on behalf of themselves and the applicable Lenders under each of such Credit Agreements in order to enter into this Agreement and consummate the Transactions, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Parent and Merger Sub do not and will not (i) conflict with or violate the Organizational Documents of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, Contract, permit, franchise or other instrument or obligation.
          (b) The execution, delivery and performance of this Agreement and the Ancillary Agreements by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws and filing and recordation of appropriate merger documents as required by the OGCL.
          SECTION 4.06 SEC Filings; Financial Statements. (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC during the preceding 12 months (collectively, the “Parent SEC Reports”). The Parent SEC Reports (i) were prepared in all material respects in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not have, individually or in the aggregate, a Parent Material Adverse Effect).

          SECTION 4.07 Absence of Certain Changes or Events. Since March 31, 2006, except as expressly contemplated by this Agreement, (a) Parent has disclosed in the Parent SEC Reports all events or circumstances required to be disclosed therein relating to the conduct of its business, and (b) there has not been any Parent Material Adverse Effect.
          SECTION 4.08 Absence of Litigation. Except as disclosed in the Parent SEC Reports, there is no Action pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, or any property or asset of Parent or Merger Sub, before any Governmental Authority that (a) individually or in the aggregate, has had or would have a Parent Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of the Merger. Neither Parent nor Merger Sub nor any material property or asset of Parent or Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar written Contract with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority that would, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent from performing its obligations under this Agreement or any Ancillary Agreement or would, individually or in the aggregate, have a Parent Material Adverse Effect.
          SECTION 4.09 No Vote Required. No vote of the stockholders of Parent is required by Law, Parent’s Organizational Documents or otherwise in order for Parent and Merger Sub to consummate the Transactions.
          SECTION 4.10 Operations of Merger Sub. Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
          SECTION 4.11 Financing. Parent has, or shall have, sufficient funds to pay or cause the Surviving Corporation to pay the Cash Consideration in connection with this Agreement and consummate the Merger.
          SECTION 4.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.
          SECTION 4.13 Information Complete. The information furnished by Parent to the Company in writing for the express purpose of inclusion in any documents to be mailed, delivered or otherwise furnished to shareholders of the Company in connection with the solicitation of their consent to the terms of this Agreement and the Merger will not contain, at or prior to the Effective Time, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
          SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing (which consent shall be granted or withheld in Parent’s sole discretion):
     (i) the businesses of the Company and the Subsidiary shall be conducted only in, and the Company and the Subsidiary shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and
     (ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiary, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiary and to preserve the current relationships of the Company and the Subsidiary with customers, suppliers and other Persons with which the Company or the Subsidiary has significant business relations.
          By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor the Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall be granted or withheld in Parent’s sole discretion):
     (a) amend or otherwise change its Organizational Documents;
     (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or the Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or the Subsidiary or (ii) any assets of the Company or the Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;
     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
     (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;
     (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets (other than the acquisition of raw materials used in the conduct of the business of the Company and the Subsidiary consistent with past practice); (ii) incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice; (iii) enter into any Contract other than in the ordinary course of business and consistent with past practice; (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $100,000 for the Company and the Subsidiary taken as a whole; or (v) enter into or amend any Contract, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);
     (f) hire any additional employees except to fill current vacancies or vacancies arising after the date of this Agreement due to the termination of any employee’s employment in the ordinary course of business and consistent with past practice or increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or the Subsidiary who are not directors or officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of the Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund, policy or arrangement for the benefit of any director, officer or employee;
     (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;
     (h) make any tax election or settle or compromise any United States federal, state, local or non-United States income tax Liability;
     (i) pay, discharge or satisfy any claim or Liability (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice;
     (j) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or the Subsidiary’s material rights thereunder, other than in the ordinary course of business and consistent with past practice;
     (k) commence or settle any Action;
     (l) permit any item of Company Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of Company Intellectual Property; or
     (m) announce an intention, enter into any formal or informal Contract or otherwise make a commitment, to do any of the foregoing.

ARTICLE VI
ADDITIONAL AGREEMENTS
          SECTION 6.01 Issuance of Parent Common Stock.
          (a) California Permit. As promptly as practicable (and in any event within 20 business days) after the execution of this Agreement, Parent shall prepare the necessary documents and Parent shall apply to obtain a permit (a “California Permit”) from the California Commissioner of Corporations (after a hearing before such department) pursuant to Section 25121 of the California Corporate Securities Law of 1968 and a related information statement or other disclosure document, so that the issuance of the Parent Common Stock in the Merger shall be exempt from registration under the Securities Act, by virtue of the exemption from registration contained in Section 3(a)(10) thereof. The Company shall cooperate with, and provide information to, Parent in connection with Parent’s application for the California Permit, including, without limitation, such financial statements and other information with respect to the Company and the Subsidiary as, in the reasonable judgment of Parent or its counsel, are required to be filed therewith. The Company and Parent will respond promptly to any comments from the California Commissioner of Corporations and use their respective commercially reasonable efforts to have the California Permit granted as soon as practicable after such filing; provided, however, that Parent shall not be required to modify in any material way any of the terms and conditions of this Agreement or to modify its Organizational Documents. None of the information supplied by the Company to Parent, the California Commissioner of Corporations or any representative thereof in connection with the California Permit application or any other document prepared to comply with federal or state securities Laws shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by Parent to the Company, the California Commissioner of Corporations or any representative thereof in connection with the California Permit application or any other document prepared to comply with federal or state securities Laws shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.
          (b) Purchaser’s Certificate. The Company shall cause each Company shareholder to deliver to Parent at least two business days prior to the vote on the Merger at the Company Shareholder’s Meeting a duly completed and executed certificate certifying such shareholder’s State or, if not a resident of the United States, other jurisdiction of residence and providing such other representations, warranties and certifications reasonably required by Parent to ensure that the Transactions comply with all applicable federal and state securities Laws (“Purchaser’s Certificate”).
          (c) Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the Blue Sky Laws of all jurisdictions that are applicable to the issuance of the Stock Consideration pursuant hereto. The Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the Blue Sky Laws of all jurisdictions that are applicable in connection with the issuance of the Stock Consideration pursuant hereto.

          (d) Rule 145 Affiliates. The Company shall notify Parent in writing of any change in the identity of its Rule 145 Affiliates prior to the Closing Date. Parent shall be entitled to place appropriate legends on the certificates evidencing any shares of Parent Common Stock to be received by Rule 145 Affiliates of the Company in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock; provided that such legends or stop transfer instructions shall be removed one year after the Effective Time, upon the request of any holder of shares of Parent Common Stock issued in the Merger, if such holder is not then a Rule 145 Affiliate of Parent.
          (e) Additional Assurances. At the request of Parent, each of the other Parties shall use its commercially reasonable efforts to execute, or to cause to be executed, and delivered to Parent such instruments and do and perform such acts and things as may be necessary or desirable for complying with all applicable securities Laws and state corporate Law.
          SECTION 6.02 Company Shareholders’ Meeting(a) . As promptly as practicable after (and not before) the issuance of the California Permit, the Company shall call and hold a meeting of the Company’s shareholders (the “Company Shareholders’ Meeting”) for the purpose of voting upon the approval and adoption of this Agreement and the Merger. The Company shall use commercially reasonable efforts to secure the required vote or consent of its shareholders. Parent, promptly upon request by the Company, shall make a representative available to shareholders of the Company to answer questions shareholders of the Company may have regarding Parent’s business, management and financial affairs, subject to any limitations on disclosure of nonpublic information imposed by applicable Law.
          SECTION 6.03 Covenants of the Shareholders. (a) Each Shareholder, solely in such Shareholder’s capacity as a shareholder of the Company, agrees to vote (or cause to be voted) all Common Shares currently beneficially owned by such Shareholder, and all Common Shares which such Shareholder acquires in the future, at any meeting of shareholders of the Company, or in any action by written consent of the shareholders of the Company, in favor of adoption of this Agreement and approval of the Merger and the other Transactions.
          (b) (i) For purposes of Section 6.03(b)(iii) below, each Shareholder hereby constitutes and appoints Mikel H. Williams and Kurt E. Scheuerman (each, a “Proxy Holder”), or either of them, true and lawful proxies, each with full power of substitution, for and in the name of such Shareholder at any meeting (and any and all adjournments) of the Company’s shareholders called for purposes of considering whether to approve this Agreement, the Merger or any of the other Transactions, to represent and vote all Company Common Stock held of record by such Shareholder as of the applicable record date, or to execute a written consent in lieu of such a meeting, in favor of the approval of this Agreement, the Merger and the other Transactions, with such modifications to this Agreement as the Parties may make.
     (ii) This proxy and power of attorney (A) is granted in consideration of Parent’s agreement in this Agreement to consummate the Merger and to issue shares of Parent Common Stock, each on the terms set forth in this Agreement, (B) is intended to secure the Company’s obligations under this Agreement and therefore shall be irrevocable during the term of this Agreement and (C) is coupled with an interest sufficient in law to support an irrevocable proxy. This proxy revokes all prior proxies granted by such Shareholder. Such Shareholder shall not grant any proxy to any Person that conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death or incapacity of such Shareholder.
     (iii) If a Shareholder fails for any reason to vote his, her or its shares of Company Common Stock in accordance with the requirements of subsection (a) above, then the Proxy Holder shall have the right to vote such Shareholder’s shares of Company Common Stock at any meeting of the Company’s shareholders and in any action by written consent of the Company’s shareholders in accordance with the provisions of this Section 6.03(b). The vote of the Proxy Holder shall control in any conflict between his vote of such Company Common Stock and a vote by a Shareholder of such Company Common Stock.
          Each Shareholder understands and acknowledges that Parent and Merger Sub are entering into this Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and performance of such Shareholder’s obligations hereunder.
          SECTION 6.04 Nasdaq Listing Application. Parent shall promptly prepare and submit to the Nasdaq Global Market (“Nasdaq”) a listing application covering the shares of Parent Common Stock to be issued in the Merger, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the quotation of such Parent Common Stock, subject to official notice of issuance to Nasdaq, and the Company shall cooperate with Parent with respect to such quotation.
          SECTION 6.05 Public Disclosure. No disclosure (whether or not in response to an inquiry) of the existence or nature of this Agreement or the Transactions shall be made by any Party unless approved by duly authorized officers of both Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld and subject in any event to Parent’s obligation to comply with applicable Laws.
          SECTION 6.06 Access to Information. Except as required pursuant to any confidentiality agreement or similar Contract or arrangement to which the Company or the Subsidiary is a party or pursuant to applicable Law, from the date of this Agreement until the Effective Time, the Company shall (and shall cause the Subsidiary to): (i) provide to Parent (and Parent’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and to the books and records thereof; and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, Liabilities, personnel and other aspects of such party as Parent or its Representatives may reasonably request.
          SECTION 6.07 Confidentiality. Each Party agrees to, and shall cause its Representatives to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to Parent, Merger Sub, the Company, the Subsidiary and their respective businesses, (ii) if such Party or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the other Parties with prompt written notice of such requirement so that the other Parties may seek a protective order or other remedy or waive compliance with this Section 6.07, (iii) if such protective order or other remedy is not obtained, or the other Parties waive compliance with this Section 6.07, furnish only that portion of such confidential information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the other Parties any and all copies (in whatever form or medium) of all such confidential information then in the possession of such Party, its affiliates or any of their respective Representatives and, destroy any and all additional copies then in the possession of such Party or any of its Representatives of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such Party or its Representatives; and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. No investigation pursuant to this Section 6.07 shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of the Parties.
          SECTION 6.08 No Solicitation of Transactions. The Company will not, and will cause its Representatives not to, directly or indirectly, solicit or initiate or continue discussions or transactions with, or encourage, or provide information to, any Person (other than Parent, Merger Sub or their Representatives) concerning the sale of ownership interests, and/or assets, recapitalization, or a similar transaction.
          SECTION 6.09 Additional Financial Information. (a) Between the date of this Agreement and the Closing Date, the Company shall, no later than 15 days following the end of each monthly accounting period beginning August 1, 2006, deliver to Parent periodic financial statements and reports in the form that they customarily prepare for the internal purposes of the Company, all of which financial statements and reports will (i) have been prepared in accordance with the books of account and other financial records of the Company, (ii) to the extent such information consists of financial statements, (A) present fairly the consolidated financial condition and results of operations of the business of the Company and the Subsidiary as of the dates thereof or for the periods covered thereby, (B) have been prepared in accordance with GAAP (except for the absence of notes thereto and normal year-end adjustments) consistently applied according to the past practices of the Company, (C) include all adjustments (consisting only of normal year-end recurring accruals) that are necessary for a fair presentation of the financial condition of the business of the Company and the Subsidiary and the results of the operations of such business as of the dates thereof or for the periods covered thereby (except for the absence of notes thereto and normal year-end adjustments), and (iii) to the extent such information consists of information other than financial statements, have been derived in good faith using reasonable accounting methodologies from financial statements that comply with the foregoing.
          (b) Between the date of this Agreement and the Closing Date, the Company shall, no later than 15 days following the end of each monthly accounting period beginning August 1, 2006, deliver to Parent periodic projections of income and cash flow of the Company for the then-succeeding three month period prepared by senior management of the Company. The assumptions and data to be used in preparing such projections shall represent a reasonable basis for such preparation. Such projections and the assumptions and data on which they will be based will be prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company, and will reflect the reasonable estimates and judgment of senior management of the Company as to the expected future cash flow of the business of the Company and the Subsidiary.
          SECTION 6.10 Notification of Certain Matters(a) . The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement or any Ancillary Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, the Shareholders, Parent or Merger Sub as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
          SECTION 6.11 Ancillary Agreements. (a) Prior to the Effective Time, the Parties shall enter into, and cause their respective affiliates to enter into, each of the Ancillary Agreements to which they are a party.
          (b) From and after the date hereof, the Company shall negotiate the terms of the Purchase Option Agreement with Mahoning Valley Economic Development Corporation and, on or prior to the Effective Time, shall cause Mahoning Valley Economic Development Corporation to duly execute and deliver such Contract to the Company.
          (c) On or prior to the Effective Time, the Company shall cause shareholders (other than the Shareholders) owning collectively at least 21% of the outstanding shares of capital stock of the Company to duly execute and deliver Indemnification Agreements to the Company.
          (d) To the extent there is a conflict between any of the provisions of this Agreement and any of the Ancillary Agreements, the provisions of this Agreement shall control; provided, however, that the provisions of such Ancillary Agreement shall control to the extent such control is expressly stated in such Ancillary Agreement.
          SECTION 6.12 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiary as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.
          SECTION 6.13 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.
          SECTION 6.14 Customers and Suppliers. From and after the date hereof until the Effective Time, upon Parent’s written request, the Company shall use commercially reasonable efforts to introduce Parent to each of its and the Subsidiary’s customers and suppliers and shall promptly notify Parent in writing of any proposed or threatened termination of the Company’s or the Subsidiary’s business relationship with any such customer or supplier.
          SECTION 6.15 Registration Rights. As soon as practicable after the Closing, Parent, the Bermuda Trustees and the English Trustees intend to negotiate and execute a registration rights agreement pursuant to which the Bermuda Trustees and the English Trustees will be granted certain piggyback registration rights with respect to shares of Parent Common Stock owned by it.
          SECTION 6.16 KeyBank Indebtedness. Notwithstanding anything contained in Section 5.01, on or prior to Closing, the Company shall enter into such binding written amendments to the KeyBank Debt Instruments with KeyBank National Association (“KeyBank”) sufficient to cause the maturity dates applicable to any Indebtedness of the Company and the Subsidiary thereunder to occur on or after March 30, 2007, and without any other amendment to the terms and conditions thereof that is, or could reasonably be expected to be, adverse to the Company or the Subsidiary (unless Parent shall have consented thereto in writing), with each such amendment in form and substance reasonably satisfactory to Parent.
ARTICLE VII
CONDITIONS TO THE MERGER
          SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:
          (a) Company Shareholder Approval. This Agreement shall have been approved and adopted by the requisite affirmative vote of the shareholders of the Company in accordance with the OGCL and the Company’s Articles of Incorporation.
          (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
          (c) No Injunction. There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that all or any of the Transactions not be consummated as provided herein or imposing any conditions on the consummation of the Transactions.
          (d) Ancillary Agreements. The Parties shall have received executed counterparts of each of the Ancillary Agreements, duly executed and delivered by all of the parties thereto.
          (e) Section 3(a)(10) Fairness Hearing; California Permit. A hearing shall have been held before the California Commissioner of Corporations in connection with the Transactions for purposes of qualifying for an exemption from registration under Section 3(a)(10) of the Securities Act and a California Permit shall have been issued.
          SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
          (a) Representations and Warranties. Each of the representations and warranties of the Company, the Subsidiary and the Shareholders contained in this Agreement that (i) is not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the Closing, as if made anew at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true and correct as of such certain date) and (ii) is qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects, as of the Closing, as if made anew at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true and correct as of such certain date).
          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
          (c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the President and Chief Executive Officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).
          (d) Purchaser’s Certificate. Each shareholder of the Company receiving Parent Common Stock in the Merger shall have delivered to Parent a duly completed and executed Purchaser’s Certificate, dated within two business days prior to the Company Shareholders’ Meeting.

          (e) Required Consents. All third party consents required for the consummation of the Transactions set forth in Exhibit 7.02(e) shall have been received by the Parties, each duly executed by the applicable counterparties thereto.
          (f) Environmental Assessment. Any environmental assessment conducted by or on behalf of Parent, and any other environmental information obtained by Parent, in each case with respect to the Company, the Subsidiary and their respective properties shall be satisfactory to Parent in its sole discretion.
          (g) Title Insurance for Owned Real Property. The Company shall have delivered, or caused to be delivered, to Parent, an owner’s policy of title insurance, or irrevocable and unconditional binder to issue the same, from Chicago Title Insurance Company or any other company approved by the Purchaser (the “Title Company”), dated, or updated to, the date of the Closing, insuring, or committing to insure, at its ordinary premium rates, the Company’s good and marketable title in fee simple to the parcel of land located in Jackson Township, Mahoning County, Ohio, identified as Parcel No. H50-016-001.04-4, subject only to Permitted Encumbrances, with all standard printed exceptions waived, and containing such affirmative endorsements as desired by Parent, acting reasonably.
          (h) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.
          (i) Dissenting Shares. Less than 10% of the issued and outstanding Company Common Stock shall be Dissenting Shares.
          (j) Employees. No fewer than five of the individuals listed on Exhibit 7.02(j) shall have ceased to be employed by, or shall have given notice of their intention to terminate their employment with, the Company or the Subsidiary.
          (k) Resignation. All members of the Board of Directors of the Company and the Subsidiary and Robert Q. Buss, in his capacity as an officer of the Company and, if applicable, the Subsidiary, shall have executed written resignations effective as of the Effective Time.
          (l) Ohio Legal Opinion. Parent shall have received a legal opinion, addressed to Parent and dated as of the Closing Date, from Harrington, Hoppe & Mitchell, Ltd., counsel to the Company, in the form of Exhibit 7.02(l).
          (m) Bermuda Legal Opinion. Parent shall have received a legal opinion, addressed to Parent and dated as of the Closing Date, from Conyers Dill & Pearman, counsel to the Company, in form and substance reasonably satisfactory to Parent.
          (n) United Kingdom Legal Opinion. Parent shall have received a legal opinion, addressed to Parent and dated as of the Closing Date, from Woodcock & Sons, counsel to the Company, in form and substance reasonably satisfactory to Parent.
          (o) Indemnification Agreements. Company shareholders (other than the Shareholders) owning at least 22% of the outstanding shares of capital stock of the Company shall have delivered to the Company duly completed and executed Indemnification Agreements, and the Company shall have delivered such Indemnification Agreements to Parent.
          (p) Shareholder Representative. All of the shareholders of the Company shall have duly constituted and appointed one Person as “Shareholder Representative” for purposes of this Agreement and the Ancillary Agreement to act as each such shareholder’s attorney-in-fact and agent in his, her or its name, place and stead in connection with the Transactions following the Effective Time, pursuant to a binding Shareholder Representative Agreement among all of the shareholders of the Company and such Person, in form and substance reasonably satisfactory to Parent.
          (q) Limit on Parent Common Stock Issuance. If the Merger were consummated, Parent would not be required at the Effective Time or thereafter to issue in connection with the Merger or the other Transactions shares of Parent Common Stock (or securities convertible into or exercisable for Parent Common Stock) with voting power equal to or in excess of 20% of the voting power outstanding before the issuance of Parent Common Stock.
          (r) Good Standing Certificates. The Company shall have delivered to Parent good standing certificates for the Company and the Subsidiary from the Secretary of State of the State of Ohio and from the Secretary of State in each other jurisdiction in which the properties owned or leased by any of the Company or the Subsidiary, or the operation of its business in such jurisdiction, requires the Company or the Subsidiary to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than five business days prior to the Closing.
          SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that (i) is not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects as of the Closing, as if made anew at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true and correct as of such certain date) and (ii) is qualified by materiality or Parent Material Adverse Effect shall be true and correct in all respects, as of the Closing, as if made anew at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true and correct as of such certain date).
          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
          (c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President and Chief Executive Officer of

Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).
          (d) Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.
ARTICLE VIII
INDEMNIFICATION
          SECTION 8.01 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing until the 12-month anniversary of the Closing Date, provided that (i) the representations and warranties set forth in Section 3.14 (Taxes) and Section 3.15 (Environmental Matters) shall survive until the longer of 10 years from the Closing Date and the applicable statute of limitations relating to such representations has expired, (ii) the representations and warranties set forth in Section 3.01 (Organization and Qualification; Subsidiary), Section 3.03 (Capitalization), Section 3.04 (Authority Relative to this Agreement and the Ancillary Agreements), Section 4.01 (Corporate Organization), Section 4.03 (Capitalization) and Section 4.04 (Authority Relative to this Agreement and the Ancillary Agreements) shall survive indefinitely, and (iii) any claim made with reasonable specificity by the Person seeking to be indemnified within the time periods set forth in this Section 8.01 shall survive until such claim is finally and fully resolved. All covenants and agreements contained herein shall survive until fully discharged.
          SECTION 8.02 Indemnification by the Shareholders. Parent, Merger Sub, their affiliates and their and their affiliates’ officers, directors, employees, agents, successors and assigns (each, a “Parent Indemnified Party”) shall be indemnified and held harmless by the Shareholders (whose obligations hereunder will be several and not joint, except with respect to obligations arising out of or resulting from the breach of any representation or warranty contained in Section 3.14(c) insofar as it relates to Robert Q. Buss and Section 8.02(d), in which case such obligations hereunder will be joint and several) and the other shareholders of the Company (to the extent of the portion of the Escrow Fund attributable to them and as set forth in the Indemnification Agreements) from and against any and all Losses arising out of or resulting from:
          (a) the breach of any representation or warranty made by the Shareholders contained in this Agreement (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Company Material Adverse Effect” set forth therein);
          (b) the breach of any covenant or agreement by the Company or the Shareholders contained in this Agreement or any Ancillary Agreement;
          (c) any (i) Third Party Claim (as defined below) alleging actual or anticipated personal bodily injury or injury to property suffered by a third party in whole or in part caused by a manufacturing or design defect of any product manufactured, distributed or sold by the

Company or the Subsidiary prior to the Effective Time or (ii) Remedial Action (as defined below), to the extent undertaken due to a manufacturing or design defect of any such product;
          (d) any unpaid sales Taxes of the Company; or
          (e) any failure or delay in filing Annual Reports Form 5500 for the Company’s Premium Expense Flexible Spending Account Plan.
          To the extent that the Shareholders’ undertakings set forth in this Section 8.02 may be unenforceable, the Shareholders shall contribute the maximum amount that they are permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Parent Indemnified Parties.
          SECTION 8.03 Indemnification by Parent. The shareholders of the Company, their affiliates and their respective officers, directors, employees, agents, successors and assigns (each, a “Shareholder Indemnified Party”) shall be indemnified and held harmless by Parent from and against any and all Losses arising out of or resulting from:
          (a) the breach of any representation or warranty made by Parent or Merger Sub contained in this Agreement (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Parent Material Adverse Effect” set forth therein); or
          (b) the breach of any covenant or agreement by Parent or Merger Sub contained in this Agreement or any Ancillary Agreement.
          To the extent that Parent’s undertakings set forth in this Section 8.03 may be unenforceable, Parent shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Shareholder Indemnified Parties.
          SECTION 8.04 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Sections 8.02(a), 8.02(e) or 8.03(a), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $180,000, in which case the full amount of such Losses may be recovered (including the first $180,000 of such Losses); provided that, in the case of the breach of any representation or warranty contained in Section 3.14(c) (Taxes) insofar as it relates to Robert Q. Buss, this Section 8.04(a) shall not apply, and (b) the maximum amount of indemnifiable Losses which may be recovered from (i) the Shareholders arising out of or resulting from the causes set forth in Sections 8.02(a) or 8.02(e) or (ii) Parent arising out of or resulting from the causes set forth in Section 8.03(a), as the case may be, shall be an amount equal to 15% of the Merger Consideration; provided that, in the case of (A) the breach of any representation or warranty contained in Section 3.03 (Capitalization), Section 3.14 (Taxes) and Section 3.15 (Environmental Matters), such maximum amount of indemnifiable Losses which may be recovered from any Shareholder shall be an amount equal to 100% of such Shareholder’s respective portion of the Merger Consideration or (B) the breach of any representation or warranty contained in Section

4.03, such maximum amount of indemnifiable Losses which may be required from Parent shall be an amount equal to the value of the Merger Consideration.
          SECTION 8.05 Notice of Loss; Third Party Claims. (a) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.
          (b) If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against him, her or it or which may give rise to a claim for Loss under this Article VIII, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of his, her or its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that he, she or it may have to any Indemnified Party otherwise than under this Article VIII. If the Indemnifying Party acknowledges in writing his, her or its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at his, her or its expense and through counsel of his, her or its choice if he, she or it gives notice of his, her or its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in his, her or its reasonable discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain his, her or its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, if the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.
          SECTION 8.06 Distributions from Escrow Fund(a) . If (a) Shareholder Representative shall not have objected to the amount claimed by Parent for indemnification with respect to any Loss in accordance with the procedures set forth in the Escrow Agreement or (b) Shareholder Representative shall have delivered notice of his, her or its disagreement as to the amount of any indemnification requested by Parent and either (i) Shareholder Representative and Parent shall have, subsequent to the giving of such notice, mutually agreed that any of the former shareholders of the Company are obligated to indemnify the applicable Parent Indemnified Party for a specified amount and shall have so jointly notified the Escrow Agent or (ii) a final award of arbitrators in accordance with Section 10.08 shall have been rendered by the court having jurisdiction over the matters relating to such claim by Parent for indemnification from any of the former shareholders of the Company and the Escrow Agent shall have received, in the case of clause (i) above, written instructions from Shareholder Representative and Parent or, in the case of clause (ii) above, a copy of the final award of arbitrators in accordance with Section 10.08, the Escrow Agent shall deliver to Parent from the Escrow Fund any amount determined to be owed to the applicable Parent Indemnified Party under this Article VIII in accordance with the Escrow Agreement.
          SECTION 8.07 Characterization of Indemnification Payments. The Parties agree to treat any payment made under this Article VIII as an adjustment to the Merger Consideration.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
          SECTION 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company, as follows:
          (a) by mutual written consent of Parent and the Company duly authorized by the Board of Directors of Parent and the Company Board;
          (b) by Parent if, between the date hereof and the Closing: (i) an event or condition occurs that has resulted in a Company Material Adverse Effect, (ii) any representations and warranties of the Shareholders contained in this Agreement (A) that are not qualified by “materiality” or “Company Material Adverse Effect” shall not have been true and correct in all material respects when made or (A) that are qualified by “materiality” or “Company Material Adverse Effect” shall not have been true and correct when made, (iii) the Company and the Shareholders shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it or (iv) any of the Shareholders and the Company makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any of the Shareholders and the Company seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;
          (c) by the Company if, between the date hereof and the Closing: (i) an event or condition occurs that has resulted in a Parent Material Adverse Effect, (ii) any representations and warranties of Parent and Merger Sub contained in this Agreement (A) that are not qualified by “materiality” or “Parent Material Adverse Effect” shall not have been true and correct in all material respects when made or (A) that are qualified by “materiality” or “Parent Material Adverse Effect” shall not have been true and correct when made, (iii) Parent and Merger Sub shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it or (iv) either of Parent and Merger Sub makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against either of Parent and Merger Sub seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;
          (d) by Parent if, as of September 30, 2006, this Agreement shall not have been approved by the shareholders of the Company in accordance with the OGCL.
          SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except (a) as set forth in Section 9.03 and (b) nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the terms of Sections 6.07, 9.02, 9.03, 10.07 shall survive any termination of this Agreement.
          SECTION 9.03 Expenses. Subject to Section 2.07, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated; provided, however, that Parent shall pay, or cause to be paid, to the Title Company the premium and other title fees which are payable to the Title Company in respect of the title insurance policy referred to in Section 7.02(g), other than the costs of any affirmative insurance.
          SECTION 9.04 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.
          SECTION 9.05 Waiver. At any time prior to the Effective Time, any Party may (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties of any other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other Party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of his, her or its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE X
GENERAL PROVISIONS
          SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.01):
          if to Parent or Merger Sub:
DDi Corp.
1220 N. Simon Circle
Anaheim, California 92806
Facsimile No: (714) 688-7640
Attention: Mikel H. Williams, Chief Executive Officer
Email: mwilliams@ddiglobal.com
and
Attention: Kurt E. Scheuerman, Esq., Vice President and General Counsel
Email: kscheuerman@ddiglobal.com
          with a copy (which shall not constitute notice) to:
Paul, Hastings, Janofsky & Walker LLP
695 Town Center Drive
Seventeenth Floor
Costa Mesa, California 92626
Facsimile No: (714) 668-6310
Attention: John F. Della Grotta, Esq.
Email:       johndellagrotta@paulhastings.com
          if to the Company prior to Closing:
Sovereign Circuits, Inc.
12080 DeBartolo Drive
North Jackson, Ohio 44451
Facsimile No: (330) 538-3820
Attention: Robert Q. Buss, President
Email:       buss@sovereign-circuits.com
          with a copy (which shall not constitute notice) to:

Harrington, Hoppe & Mitchell, Ltd.
26 Market Street, Suite 1200
Youngstown, Ohio 44503
Facsimile No:(330) 744-2029
Attention: Paul M. Dutton, Esq.
Email:       pdutton@hhmlaw.com
          if to the Company after Closing:
Sovereign Circuits, Inc.
c/o DDi Corp.
1220 N. Simon Circle
Anaheim, California 92806
Facsimile No: (714) 688-7640
Attention: Mikel H. Williams, Chief Executive Officer
Email:       mwilliams@ddiglobal.com
and
Attention: Kurt E. Scheuerman, Esq., Vice President and General Counsel
Email:       kscheuerman@ddiglobal.com
          with a copy (which shall not constitute notice) to:
Paul, Hastings, Janofsky & Walker LLP
695 Town Center Drive
Seventeenth Floor
Costa Mesa, California 92626
Facsimile No: (714) 668-6310
Attention: John F. Della Grotta, Esq.
Email:      johndellagrotta@paulhastings.com
          if to the Bermuda Trustees:
c/o The Hoch Settlement
Promethean House
Lower Phillips Road
Blackburn, BB1 5TH
England
Facsimile No: 011-44-1254-676950
Attention: Beverly John Berryman,
                 Hugh David Turner and
                 Carole Fahy
Email:      cfahy@airtime.co.uk

          with a copy (which shall not constitute notice) to:
Harrington, Hoppe & Mitchell, Ltd.
26 Market Street, Suite 1200
Youngstown, Ohio 44503
Facsimile No:(330) 744-2029
Attention: Paul M. Dutton, Esq.
Email:       pdutton@hhmlaw.com
          if to the English Trustees:
c/o The Hoch Settlement
Promethean House
Lower Phillips Road
Blackburn, BB1 5TH
England
Facsimile No: 011-44-1254-676950
Attention: Beverly John Berryman,
                 Hugh David Turner and
                 Carole Fahy
Email:      cfahy@airtime.co.uk
          with a copy (which shall not constitute notice) to:
Harrington, Hoppe & Mitchell, Ltd.
26 Market Street, Suite 1200
Youngstown, Ohio 44503
Facsimile No:(330) 744-2029
Attention: Paul M. Dutton, Esq.
Email:       pdutton@hhmlaw.com
          if to Robert Q. Buss:
4511 Pinewood Drive
Oxford, Maryland 21654
Facsimile No: (410) 226-5528
Attention: Robert Q. Buss
Email:       margaretbuss@peoplepc.com
          with a copy (which shall not constitute notice) to:
Harrington, Hoppe & Mitchell, Ltd.
26 Market Street, Suite 1200
Youngstown, Ohio 44503
Facsimile No:(330) 744-2029
Attention: Paul M. Dutton, Esq.
Email:       pdutton@hhmlaw.com

All such notices, requests, claims, demands and other communications hereunder directed to Shareholder Representative after his, her or its appointment shall be given to such address, facsimile number or email address as shall be notified to the other Parties in writing by Shareholder Representative promptly following such appointment.
          SECTION 10.02 Certain Definitions. (a) For purposes of this Agreement:
          “Action” means any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any Governmental Authority or any arbitration or mediation tribunal.
          “Adjusted Indebtedness” of a Person means, without duplication:
     (i) all indebtedness of such Person, whether or not contingent, for borrowed money;
     (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;
     (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of default are limited to repossession or sale of such property);
     (iv) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital (financial) leases;
     (v) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities;
     (vi) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
     (vii) all Indebtedness of others referred to in clauses (i) through (vi) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through a Contract (A) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (C) to supply funds to or in any other manner invest in the debtor (including any Contract to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss; and

     (viii) all Indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and Contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
For the avoidance of doubt, any Liabilities arising under the following agreements shall not be deemed “Adjusted Indebtedness”: the Comdoc Document Management Agreement, dated July 26, 2006, between Comdoc, Inc. and the Company; the Gas and Welding Products Service Agreement, dated November 3, 2006, between Linde Gas LLC and the Company; the Standard Uniform Rental Service Agreement, dated January 31, 2006, between Cintas Corporation and the Company; the Cleanroom Garment Rental Service Agreement, dated September 22, 2005, between Cintas Corporation and the Company; the Service Agreement, dated April 15, 1999, between BFI (now known as Allied Waste Services) and the Company; the Service Agreement, dated October 12, 2001, between BFI (now known as Allied Waste Services) and the Company; and the Inventory Agreement, dated November 2005, between Tapco Circuit Supply and the Company.
          “Adjustment Amount” means the positive or negative number determined according to the following formula:
          [$3,300,000 – NI – TE] = Adjustment Amount
          Where:
          NI = the amount of the Net Indebtedness; and
          TE = the amount of the Transaction Expenses.
          “Adjustment Data” means the amount of the Net Indebtedness and the Transaction Expenses.
          “affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
          “Ancillary Agreements” means, collectively, the Escrow Agreement, the Non-Competition and Non-Solicitation Agreements, the Purchase Option Agreement and the Indemnification Agreements.
          “Average Parent Stock Price” means $8.06.
          “beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.
          “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the State of California.
          “Closing Date” means the date of the Closing.
          “Code” means the United States Internal Revenue Code of 1986, as amended.
          “Company Disclosure Schedule” means the Company Disclosure Schedule attached hereto, dated as of the date hereof and as amended or supplemented by the Company pursuant to the terms hereof, delivered by the Company to Parent in connection with this Agreement.
          “Company Material Adverse Effect” means any circumstance, change in or effect on the Company or the Subsidiary that is, individually or in the aggregate with all other circumstances, changes in or effects on the Company or the Subsidiary, (a) materially adverse to the business, operations, assets or Liabilities (including contingent Liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Company or the Subsidiary or (b) reasonably likely to materially adversely affect the ability of the Surviving Corporation to operate or conduct its business in the manner in which it currently is operated or conducted, including, without limitation, any of:
     (i) the loss by the Company or the Subsidiary of any one or more customers, clients or distributors individually or collectively representing $750,000 or more in sales of the Company and the Subsidiary during the prior 12-month period (as evidenced by the happening of any event that would reasonably be understood to reflect the indefinite termination of any such customers’, clients’ or distributors’ respective relationships with the Company or the Subsidiary), except to the extent that (i) any such loss was caused exclusively by any act or omission of Parent or any of its affiliates and (ii) Parent had actual knowledge that such act or omission reasonably could be expected to cause such loss;
     (ii) any material change in the ability or willingness of any material supplier of the Company or the Subsidiary to provide supplies necessary to operate their business in the ordinary course consistent with past practice in all material respects, unless the Company or the Subsidiary is able to obtain such supplies from an alternative source without any material increase in the cost thereof;
     (iii) any strikes or work stoppages between either the Company or the Subsidiary and its employees;
     (iv) any material disruption in the operation of the business of the Company or the Subsidiary, including a material loss or impairment of Inventory, caused, directly or indirectly, by a fire or an act of God in or affecting any of the facilities of the Company or the Subsidiary, unless all or substantially all of the Losses resulting from any such disruption are covered by insurance;
     (v) (i) any default occurs under any Contract relating to Indebtedness of the Company and the Subsidiary, (ii) such default is not cured within any applicable grace or cure period set forth therein and (iii) the lenders (or the administrative or collateral agent on behalf of the lenders) under such Contract relating to Indebtedness of the Company and the Subsidiary are thereby entitled to exercise any remedy against the borrowers under such Contract relating to Indebtedness of the Company and the Subsidiary; and
     (vi) any Action is threatened or initiated against the Company or the Subsidiary which could reasonably be expected to give rise to a right to indemnification pursuant to Section 8.02(c);
provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a Company Material Adverse Effect: (a) events, circumstances, changes or effects that generally affect the industries in which the Company and the Subsidiary operate (including legal and regulatory changes) in a manner which dose not disproportionately affect the Company or the Subsidiary and (b) general, regional or local economic conditions in the markets in which the Company and the Subsidiary operate which do not disproportionately affect the Company or the Subsidiary.
          “Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment or arrangement, whether written or oral, that is binding on any Person or entity or any part of its property under applicable Law, and any amendments thereto.
          “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.
          “Encumbrance” means, as applicable, any lien, encumbrance, security interest, charge, mortgage, deed of trust, deed to secure debt, option, pledge, restriction on transfer of title or voting, restrictive covenant, right-of-way, easement, hypothecation, reservation, servitude, right to occupy of any kind, right of first refusal, encroachment, building or use restriction, conditional sales Contract, license or any adverse claim of any nature whatsoever, other than in the case of securities and any other equity ownership interests, any restrictions imposed by federal, state and non-U.S. securities Laws.
          “Environmental Laws” means any United States federal, state, regional, local or applicable non-United States laws, past, present or future and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.
          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.
          “Escrow Agent” means Mellon Investor Services LLC.

          “Escrow Agreement” means an Escrow Agreement among the Escrow Agent, Parent and Shareholder Representative, in his, her or its capacity as attorney-in-fact for the shareholders of the Company, to be dated as of the Closing Date, in form and substance to be agreed upon pursuant to Section 2.08.
          “Expenses” means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party) incurred by a Person or on his, her or its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Ancillary Agreements, the solicitation of shareholder approvals and all other matters related to the consummation of the Merger and the other Transactions.
          “Hazardous Substances” means (i) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (ii) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.
          “Improvements” means, with respect to any real property, all buildings, fixtures, improvements, and facilities located on or attached to such real property and used in, on or at such real property, together with: (a) any and all loading docks, parking lots, garages, and other facilities serving any such buildings; (b) landscaping and site improvements; and (c) any construction work in progress and building materials located on or at the real property or intended to be used in such construction work.
          “Indebtedness” of a Person means, without duplication:
     (ix) all indebtedness of such Person, whether or not contingent, for borrowed money;
     (x) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;
     (xi) all obligations of such Person for the deferred purchase price of real or personal property or services;
     (xii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of default are limited to repossession or sale of such property);
     (xiii) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital (financial) leases;
     (xiv) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities;

     (xv) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
     (xvi) all obligations of such Person required to be treated as debt of such Person under GAAP;
     (xvii) all Indebtedness of others referred to in clauses (i) through (viii) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through a Contract (A) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (C) to supply funds to or in any other manner invest in the debtor (including any Contract to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss; and
     (xviii) all Indebtedness referred to in clauses (i) through (viii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and Contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
          “Indemnification Agreement” means the Indemnification Agreement in all material respects in the form of Exhibit 10.02(a)-IA.
          “Indemnified Party” means a Parent Indemnified Party or a Shareholder Indemnified Party, as the case may be.
          “Indemnifying Party” means the Shareholders pursuant to Section 8.02 or Parent pursuant to Section 8.03, as the case may be.
          “Independent Registered Accounting Firm” means an independent firm of certified public accountants that does not provide auditing services to any of Parent, the Company, the Shareholders or any of their respective affiliates and that is selected by Parent and reasonably acceptable to Seller Representative.
          “Intellectual Property” means the following, in tangible or intangible form: (i) all inventions, discoveries, improvements, ideas, know-how, methodology, processes, and other proprietary technology, as well as all United States and foreign patents and patent applications (including reissues, continuations, continuations-in-part, divisionals, re-examinations, renewals or extensions thereof); (ii) all software, algorithms, source code, object code data structures, data bases and flow charts, and any customizations and modifications of the foregoing; (iii) all copyrights and copyrightable works, including, but not limited to, mask works, writings, designs, or other original works of authorship and derivative works thereof (including those for which registration has been applied, which are registered, or which are unregistered); (iv) all United States and foreign trademarks, service marks, trade names and other names, slogans and logos (including those for which registration has been applied, which are registered, or which are unregistered); (v) all trade secrets, including, but not limited to, confidential and other non-public information for which there exists a right in any jurisdiction to limit the use or disclosure thereof; and (vi) all Internet web sites, domain names, and registrations or applications for registration thereof.
          “Inventories” means all inventory, merchandise, finished goods, raw materials, packaging, labels, supplies and other personal property maintained, held or stored by or for the Company or the Subsidiary at the Closing, and any prepaid deposits for any of the same.
          “KeyBank Debt Instruments” means that certain Promissory Note (Loan No. 20001), dated August 6, 1999, Business Loan Agreement (Loan No. 20001), dated August 6, 1999, Financial Covenants and Ratios Addendum to Business Loan Agreement (Loan No. 20001), dated August 6, 1999, Disbursement Request and Authorization (Loan No. 20001), dated August 6, 1999, Promissory Note (Loan No. 30001), dated August 6, 1999, Commercial Security Agreement (Loan No. 30001), dated August 6, 1999, Promissory Note (Loan No. 50001), dated August 27, 1999, Business Loan Agreement (Loan No. 50001), dated August 27, 1999, Financial Covenants and Ratios Addendum to Business Loan Agreement (Loan No. 50001), dated August 27, 1999, Disbursement Request and Authorization (Loan No. 50001), dated August 27, 1999, Commercial Security Agreement (Loan No. 50001), dated August 27, 1999, Agreement to Provide Insurance (Loan No. 50001), dated August 27, 1999, Open – End Mortgage, dated August 27, 1999, LIBOR Addendum to Promissory Note (Loan No. 50001), dated August 27, 1999, Promissory Note (Loan No. 10001), dated August 6, 1999, Corporate Resolution to Borrow (Loan No. 10001), dated August 6, 1999, and Commercial Security Agreement (Loan No. 10001), dated August 6, 1999, and any other Contract or other instrument related to any of the foregoing, each as amended from time to time and each between KeyBank and the Company.
          “knowledge of the Company” means the knowledge of any officer of the Company or any Shareholder, after due inquiry.
          “lease” means lease, sublease, sale/leaseback agreements or similar Contracts.
          “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Order and those arising under any contract, agreement, arrangement, commitment or undertaking.
          “Losses” means any and all damages, losses (including any lost profits or diminution in value), deficiencies, Liabilities, Taxes, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses, whether or not resulting from third party claims, including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder and costs and expenses of environmental remediation, but excluding punitive damages (other than such damages awarded to any third party against an Indemnified Party).
          “Net Indebtedness” means the amount by which (i) the aggregate Adjusted Indebtedness of the Company and the Subsidiary exceeds (ii) the aggregate cash and cash equivalents of the Company and the Subsidiary, each as determined in accordance with the GAAP.
          “Non-Competition and Non-Solicitation Agreements” means (i) a Non-Competition and Non-Solicitation Agreement among Parent, Merger Sub, the Company and H. Anthony Cann and (ii) a Non-Competition and Non-Solicitation Agreement among Parent, Merger Sub, the Company and Robert Q. Buss, each to be dated as of the Closing Date and each in all material respects in the form attached hereto as Exhibit 10.02(a)-NC.
          “Organizational Documents” means, with respect to a particular entity, the limited liability company agreement, limited partnership agreement, partnership agreement, certificate of formation, certificate of incorporation, articles of incorporation, articles of organization, by-laws, regulations or any other similar organizational document of such entity.
          “Parent Material Adverse Effect” means any circumstance, change in or effect on Parent and its subsidiaries that is, individually or in the aggregate with all other circumstances, changes in or effects on Parent and its subsidiaries, materially adverse to the business, operations, assets or Liabilities (including contingent Liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of Parent and its subsidiaries taken as a whole, including, without limitation, any of:
     (i) the loss by Parent or its principal operating subsidiary, Dynamic, of any one or more customers, clients or distributors individually or collectively representing 5% or more of the sales of Parent and its consolidated subsidiaries during the prior 12-month period, except to the extent that (i) any such loss was caused exclusively by any act or omission of the Company or the Shareholders or any of their affiliates or (ii) the Company or any Shareholder had actual knowledge that such act or omission reasonably could be expected to cause such loss;
     (ii) any material change in the ability or willingness of any material supplier of Parent and its subsidiaries, taken as a whole, to provide supplies necessary to operate their business in the ordinary course consistent with past practice in all material respects, unless Parent and its subsidiaries are able to obtain such supplies from an alternative source without any material increase in the cost thereof;
     (iii) any strikes or work stoppages between any of Parent and Dynamic and its employees;
     (iv) any material disruption in the operation of the business of Parent and its subsidiaries, taken as a whole, including a material loss or impairment of inventory, caused, directly or indirectly, by a fire or an act of God in or affecting any of the facilities of Parent and its subsidiaries, unless all or substantially all of the Losses resulting from any such disruption are covered by insurance; and

provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a Parent Material Adverse Effect: (a) events, circumstances, changes or effects that generally affect the industries in which Parent and its subsidiaries operate (including legal and regulatory changes) in a manner which dose not disproportionately affect Parent and its subsidiaries, taken as a whole, (b) general, regional or local economic conditions in the markets in which Parent and its subsidiaries operate which do not disproportionately affect Parent and its subsidiaries, taken as a whole and (c) events, circumstances, changes or effects arising from or related to the sale by Dynamic Details Incorporated, Silicon Valley, a subsidiary of Dynamic, of the value added business of Parent, which provides assembly, configuration and testing services for complex electronic systems and subsystems such as printed circuit boards, backpanels and wire harnesses for makers of communications and networking gear, computers, medical instruments and military equipment.
          “Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which the Company is not otherwise subject to civil or criminal liability due to its existence: (a) liens for current Taxes and assessments not yet due and payable for which adequate reserves have been maintained in accordance with GAAP; (b) the mechanics’ and materialmen’s liens for construction in progress set forth in Exhibit 10.02(a)-PE, (c) workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (d) all nonmonetary matters of record, nonmonetary Encumbrances and other nonmonetary imperfections of title and nonmonetary encumbrances that would not, individually or in the aggregate, have a Company Material Adverse Effect.
          “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, Person (including, without limitation, a “Person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
          “Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.
          “Pre-Closing Period” means any taxable period or portion thereof ending on or before the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period to the end of the Closing Date shall constitute a Pre-Closing Period.
          “Preliminary Statement of Adjustment Data” means a written statement of the Adjustment Data of the Company and the Subsidiary as of the Closing prepared in accordance with GAAP.
          “Purchase Option Agreement” means an irrevocable written agreement between the Company and Mahoning Valley Economic Development Corporation, to be dated prior to the Closing Date, pursuant to which the Surviving Corporation shall have the right, in its sole discretion, to require Mahoning Valley Economic Development Corporation to sell all of the land and Improvements owned by it immediately west of the 12080 DeBartolo Drive, North Jackson, Ohio property line to Surviving Corporation or its designee free and clear of Encumbrances, other than Permitted Encumbrances, at any time until December 31, 2006 in exchange for consideration not to exceed $25,000 per acre, in such form and with such other terms and conditions as are reasonably required by Parent.
          “Reference Balance Sheet” means the consolidated statement of net assets (including the related notes and schedules thereto) of the Company, dated as of June 30, 2006, a copy of which is set forth in Section 3.07(a)(i) of the Company Disclosure Schedule.
          “Regulations” of an Ohio corporation, means such corporation’s regulations as that term is used in the OGCL. Such regulations are analogous to the By-laws of a Delaware corporation.
          “Remedial Action” means any course of action initiated or taken by Parent, the Surviving Corporation or the Subsidiary to protect the health, safety and welfare of any individuals who has purchased any product manufactured, distributed or sold by the Company or the Subsidiary prior to the Effective Time.
          “Rule 145 Affiliate” means an affiliate of the Company within the meaning of Rule 145 promulgated under the Securities Act.
          “Shareholder Representative” means one Person constituted and appointed by all of the shareholders of the Company as “Shareholder Representative” for purposes of this Agreement and the Ancillary Agreement to act as each such shareholder’s attorney-in-fact and agent in his, her or its name, place and stead in connection with the Transactions following the Effective Time, pursuant to a binding Shareholder Representative Agreement among the shareholders of the Company and such Person, in form and substance reasonably satisfactory to Parent.
          “subsidiary” or “subsidiaries” of any Person means an affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.
          “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

          “Transaction Expenses” means the Company’s Expenses and the Expenses of the Company’s legal counsel, accountants, investment bankers and other advisors incurred on or prior to the Effective Time in connection with this Agreement, the Ancillary Agreements and the Transactions incurred on or prior to the Effective Time; provided, however, that, if Section 2.07(c)(iii) applies, the amount of such Expenses shall be reduced (but in no event to a negative number) by the lesser of (a) Final Adjustment Amount and (b) $700,000.
          (b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location
AAA Rules	§ 10.08(a)
Action	§ 3.09
Agreement	Preamble
Bermuda Trust	Preamble
Bermuda Trustees	Preamble
Blue Sky Laws	§ 3.05(b)
California Permit	§ 6.01(a)
Cash Consideration	§ 2.01(b)
Cash Election	§ 2.01(a)(ii)
Certificate of Merger	§ 1.02(a)
Certificates	§ 2.02(a)
Closing	§ 1.02(b)
Closing Adjustment Amount	§ 2.07(b)(i)
Closing Statement of Adjustment Data	§ 2.07(b)(i)
Code	Recitals
Common Cash Cap	§ 2.06(a)
Common Cash Consideration	§ 2.01(a)(ii)
Common Shares	§ 2.01(a)
Company	Preamble
Company Board	Recitals
Company Common Stock	§ 2.01(a)
Company Intellectual Property	§ 3.13(a)
Company Licensed Intellectual Property	§ 3.13(b)
Company Permits	§ 3.06
Company Preferred Stock	§ 2.01(b)
Company Shareholders’ Meeting	§ 6.02
Design and Construction Contracts	§ 3.12(c)
Design and Construction Services	§ 3.12(c)
Discovery Cut-Off Date	§ 10.08(c)
Dissenting Shares	§ 2.04(a)
Dynamic	§ 4.03(b)
Effective Time	§ 1.02(a)
English Trust	Preamble
English Trustees	Preamble
ERISA	§ 3.10(a)

Defined Term	Location
Escrow Fund	§ 2.08(a)
Exchange Act	§ 3.05(b)
Exchange Agent	§ 2.02(a)
Exchange Fund	§ 2.02(a)
Final Adjustment Amount	§ 2.07(b)(iv)
Final Statement of Adjustment Data	§ 2.07(b)(iii)
Financial Statements	§ 3.07(a)
Form of Election	§ 2.05(b)
GAAP	§ 3.07(a)
GE Canada	§ 4.05(a)
GE Capital	§ 4.05(a)
Governmental Authority	§ 3.05(b)
HMO	§ 3.10(h)
Independent Accountant’s Adjustment Amount	§ 2.07(b)(iii)
Initial Release Date	§ 2.08(c)
Interim Financial Statements	§ 3.07(a)
IRS	§ 3.10(a)
Jefferies	§ 3.24
KeyBank	§ 6.16
Law	§ 3.05(a)
Lease Documents	§ 3.12(b)
Material Contracts	§ 3.16(a)
Material Subsidiary	§ 3.01(c)
Merger	Recitals
Merger Consideration	§ 2.01(b)
Merger Sub	Preamble
Multiemployer Plan	§ 3.10(b)
Nasdaq	§ 6.04
OGCL	Recitals
Order	§ 7.01(b)
Parent	Preamble
Parent Board	Recitals
Parent Common Stock	§ 2.01(a)(i)
Parent Preferred Stock	§ 4.03
Parent SEC Reports	§ 4.06
Parent Stock Option Plans	§ 4.03
Parties	Preamble
Plans	§ 3.10(a)
Preferred Shares	§ 2.01(b)
Preliminary Adjustment Amount	§ 2.07(a)
Prorated Cash Amount	§ 2.06(b)
Proxy Holder	§ 6.03(b)(i)
Purchaser’s Certificate	§ 6.01(b)
Representatives	§ 6.06
Requested Cash Amount	§ 2.06(b)

Defined Term	Location
SEC	§ 3.29
Securities Act	§ 4.03(c)
Series B Preferred Stock	§ 3.03(a)
Share Election	§ 2.01(a)(i)
Shares	§ 2.01(b)
Stock Consideration	§ 2.01(a)(i)
Subsidiary	§ 3.01(a)
Surviving Corporation	§ 1.01
Third Party Claim	§ 8.05(b)
Title Company	§ 7.02(f)
Transactions	§ 3.04
          SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
          SECTION 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning Party of its obligations hereunder if such assignee does not perform such obligations.
          SECTION 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          SECTION 10.06 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
          SECTION 10.07 Governing Law. This Agreement (and all disputes arising hereunder) shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to Contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the OGCL).

          SECTION 10.08 Dispute Resolution. (a) Any dispute, controversy or claim arising out of or relating to this Agreement including, without limitation, any dispute regarding its breach, termination, enforceability or validity, shall be finally settled by binding arbitration administered under the Commercial Arbitration Rules (but not the Optional Procedures for Large, Complex Commercial Disputes) of the American Arbitration Association, as amended (the “AAA Rules”), by an arbitration panel consisting of three independent arbitrators. One arbitrator shall be nominated by the Party requesting arbitration at the time of the filing of his, her or its demand for arbitration, the second arbitrator shall be nominated by the opposing Party no later than 15 days after the appointment of the first has been confirmed by the AAA, and the third arbitrator shall be jointly nominated by the first two appointed arbitrators, shall be a retired federal court judge and shall act as Chair. If the first two appointed arbitrators are unable to agree upon a third within 15 days of the confirmation of the second, or if any Party fails to appoint an arbitrator as set forth herein, an arbitrator will be appointed pursuant to the AAA Rules. The place of the arbitration shall be Anaheim, California, the proceedings shall be in the English language, and all costs of the arbitration, including reasonable attorneys’ fees of any prevailing Party, shall be borne by the losing Party or as otherwise allocated by the arbitral tribunal.
          (b) The Parties submit to the exclusive personal jurisdiction of the federal and state courts sitting in Anaheim, California for the purpose of enforcing this agreement to arbitrate.
          (c) In any arbitral proceeding arising under this Agreement, the Parties agree that they will engage in cooperative discovery, to be supervised by the arbitral tribunal, and that such discovery, including the taking of party and non-party depositions, shall be conducted pursuant to the relevant provisions of the Federal Rules of Civil Procedure. Notwithstanding the foregoing, the Parties acknowledge that (i) there is a presumption that the number of depositions to be taken by each Party shall be limited to seven and each deposition shall last no longer than seven hours; (ii) there is a presumption that document discovery shall take place on or before the 30th day after the initial administrative meeting of the arbitral tribunal and the parties (the “Discovery Cut-Off Date”); (iii) there is a presumption that all depositions will be completed within 60 days of the Discovery Cut-Off Date; and (iv) the preceding presumptions may be overcome if the arbitral tribunal, in its sole discretion, determines that a party has shown good cause to overcome such presumptions.
          (d) Within 30 days of the closing of the arbitration hearing, the arbitrators shall issue an award, which shall contain a “reasoned opinion” within the meaning of R-44(b) of the AAA Rules and shall set forth the basis for the arbitrators’ judgment.
          (e) The award of the arbitrators shall be final and binding upon the Parties, and shall not be subject to any appeal or review. The Parties agree that such award may be recognized and enforced in any court of competent jurisdiction. The Parties submit to the exclusive personal jurisdiction of the federal and state courts sitting in Anaheim, California for this purpose. The Parties further agree that any action to set aside, vacate or otherwise challenge any arbitration award made pursuant to this Agreement must be filed in the United States District Court for the Central District of California, and the Parties expressly subject themselves to the personal jurisdiction of such court for this purpose. If, at the time the action to set aside, vacate or otherwise challenge the arbitration award is to be filed, the federal court lacks subject matter jurisdiction, the action must then and only then be filed in the Superior Court of California, County of Orange, and the Parties expressly subject themselves to the personal jurisdiction of such court for this purpose.
          (f) The Parties agree that this agreement to arbitrate is governed by, and shall be interpreted under, the provisions of the Federal Arbitration Act and the New York Convention.
          SECTION 10.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          SECTION 10.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[remainder of page intentionally left blank; signatures appear on following page(s)]

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

DDi CORP.			SOVEREIGN CIRCUITS, INC.

By:	/S/ MIKEL H. WILLIAMS		By:	/S/ ROBERT Q. BUSS

	Name:	Mikel H. Williams		Name:	Robert Q. Buss
	Title:	President & Chief Executive Officer		Title:	President & Chief Executive Officer

DDi ACQUISITION CORP.			ROBERT Q. BUSS

By:	/S/ KURT E. SCHEUERMAN		By:	/S/ ROBERT Q. BUSS

	Name:	Kurt E. Scheuerman		Name:	Robert Q. Buss
	Title:	Vice President

BEVERLY JOHN BERRYMAN, in his capacity as trustee of the Bermuda Trust			BEVERLY JOHN BERRYMAN, in his capacity as trustee of the English Trust

By:	/S/ H. ANTHONY CANN		By:	/S/ H. ANTHONY CANN

	Name:	H. Anthony Cann, as attorney for the said Beverly John Berryman		Name:	H. Anthony Cann, as attorney for the said Beverly John Berryman

HUGH DAVID TURNER, in his capacity as trustee of the Bermuda Trust			HUGH DAVID TURNER, in his capacity as trustee of the English Trust

By:	/S/ H. ANTHONY CANN		By:	/S/ H. ANTHONY CANN

	Name:	H. Anthony Cann, as attorney for the said Hugh David Turner		Name:	H. Anthony Cann, as attorney for the said Hugh David Turner

CAROLE FAHY, in her capacity as trustee of the Bermuda Trust			CAROLE FAHY, in her capacity as trustee of the English Trust

By:	/S/ CAROLE FAHY		By:	/S/ CAROLE FAHY

		Carole Fahy			Carole Fahy

Schedules and Exhibits Omitted from Merger Agreement

Exhibits:
Exhibit 7.02(e)	Required Consents
Exhibit 7.02(j)	Employees
Exhibit 7.02(l)	Form of Ohio Counsel Legal Opinion
Exhibit 10.02(a)-IA	Form of Indemnification Agreement
Exhibit 10.02(a)-NC	Form of Non-Competition and Non-Solicitation Agreement
Exhibit 10.02(a)-PE	Permitted Encumbrances

Disclosure Schedule:
Section 3.01	Organization and Qualification; Subsidiary
Section 3.02	Organizational Documents; Corporate Books and Records
Section 3.03	Capitalization
Section 3.04	Authority
Section 3.05	No Conflict; Required Filings and Consents
Section 3.06	Permits; Compliance
Section 3.07	Financial Information; Books of Account
Section 3.08	Absence of Undisclosed Liabilities and Certain Events
Section 3.09	Absence of Litigation
Section 3.10	Employee Benefit Plan
Section 3.11	Labor and Employment Matters
Section 3.12	Real Property; Title to Assets
Section 3.13	Intellectual Property
Section 3.14	Tax Matters
Section 3.15	Environmental Matters
Section 3.16	Material Contracts
Section 3.17	Insurance
Section 3.18	Board Approval; Vote Required
Section 3.19	Customers and Suppliers
Section 3.20	Receivables
Section 3.21	Inventories
Section 3.22	Certain Business Practices
Section 3.23	Interested Party Transactions
Section 3.24	Brokers
Section 3.25	Warranties